Exhibit 2.19

Rio Novo Gold Inc.

Technical Report and Audit of

The Preliminary Resource Estimate on

The Guarantã Gold Project

Mato Grosso State - Brazil

Report prepared for:	Rio Novo Gold Inc.
155 University Avenue,
Suite 1440,
Toronto, Ontario
M5H 3B7

Report Prepared by:	Marston & Marston, Inc.
Geosim Services Inc.

Technical Report and Audit

of The Preliminary Resource Estimate

on The Guarantã Gold Project

Mato Grosso State - Brazil

Report prepared for:	Rio Novo Gold Inc.
155 University Avenue,
Suite 1440, Toronto, Ontario M5H 3B7

Report Prepared by:	Marston & Marston, Inc.
13515 Barrett Parkway Drive, Suite 260
St. Louis, Missouri, U.S.A. 63021

Geosim Services Inc.
1975 Stephens St
Vancouver BC, V6K 4M7

Effective Date of Report:	February 12, 2010

Qualified Persons:	Ronald Simpson, P.Geo.- Geosim Services Inc.
Susan Poos, P.E. – Marston & Marston, Inc.
Michael Ward, C.P.G. – Marston & Marston, Inc.
Kathy Altman, P.E., Ph.D., Q.P. – Samuel Engineering, Inc.

TECHNICAL REPORT AND AUDIT OF THE PRELIMINARY RESOURCE ESTIMATE ON THE GUARANTÃ GOLD PROJECT

FOR RIO NOVO GOLD INC	FEBRUARY 2010

TABLE OF CONTENTS

(W018-001)

1	Summary	1-1
1.1	Conclusions	1-3
1.2	Recommendations	1-6
1.3	Project Summary	1-10
2	Introduction	2-1
3	Reliance on Other Experts	3-1
3.1	Land	3-1
3.2	Permitting	3-1
4	Property Description and Location	4-1
4.1	Location	4-1
4.2	Land Area	4-4
4.3	Mining Claim Description	4-5
4.4	Agreements and Encumbrances	4-5
4.5	Environmental Liabilities	4-6
4.6	Permitting	4-6
5	Accessibility, Climate, Local Resources, Infrastructure and Physiography	5-1
5.1	Accessibility	5-1
5.2	Resources and Infrastructure	5-1
5.3	Physiography	5-2
5.4	Climate	5-3
6	History	6-1
7	Geological Setting	7-1
7.1	Regional Geology	7-1
7.2	Property Geology	7-3
7.2.1	X1 Deposit Geology	7-6
7.2.2	Guarantã Deposit Geology	7-8
7.2.3	Serrinha Deposit Geology	7-10
8	Deposit Types	8-1
9	Mineralization	9-1
9.1	X1 Deposit	9-1
9.2	Guarantã Deposit	9-2
9.3	Serrinha Deposit	9-3
10	Exploration	10-1

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10.1	Surface Sampling	10-1
10.2	Stream Sediment Geochemistry	10-4
10.3	Airborne Geophysical Surveys	10-4
10.4	Topographic Survey	10-5
11	Drilling	11-1
11.1	Introduction	11-1
11.1.1	X1 Deposit	11-1
11.1.2	Guarantã Deposit	11-3
11.1.3	Serrinha Deposit	11-4
11.2	Recovery	11-4
11.3	Collar and Downhole Surveys	11-4
11.4	Core Handling and Transportation	11-5
11.5	Logging Procedures	11-6
12	Sampling Method and Approach	12-1
13	Sample Preparation, Analyses and Security	13-1
13.1	Handling and Security	13-1
13.2	Sample Analysis	13-2
13.3	Quality Control	13-3
13.4	Density Measurements	13-4
13.5	Adequacy of Procedures	13-4
14	Data Verification	14-1
14.1	Standards	14-1
14.2	Blanks	14-4
14.3	Check Assays	14-4
14.4	Site Inspection	14-5
15	Adjacent Properties	15-1
16	Mineral Processing and Metallurgical Testing	16-1
16.1	2008 Metallurgical Test Program	16-1
16.2	2009 Metallurgical Test Program	16-2
16.2.1	Phase Two Testing	16-2
16.2.1	Confirmatory Testing	16-4
16.3	Conclusions	16-6
17	Mineral Resource and Mineral Reserve Estimates	17-1
17.1	Exploratory Data Analysis	17-1
17.2	Deposit Modeling	17-4
17.3	Compositing	17-5
17.4	Variogram Analysis	17-6

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17.5	Density Model	17-6
17.6	Grade Model	17-8
17.7	Mineral Resource Classification	17-10
17.8	Model Validation	17-12
17.9	Pit Optimization	17-13
17.10	Mineral Resource Summary	17-14
17.11	Future Potential	17-16
18	Other Relevant Data and Information	18-1
19	Interpretation and Conclusions	19-1
20	Recommendations	20-1
21	Illustrations	21-1
22	References	22-1
23	Date and Signature Page	23-1

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LIST OF FIGURES

4.1	Regional Map with Location of the Guarantã Gold Project	4-1
4.2	Detailed Location Map	4-2
4.3	Guarantã – Target Locations	4-3
4.4	Mineral Rights	4-4
5.1	Picture of Guarantã do Norte and Guarantã X1 Deposits	5-3
7.1	Regional Geography	7-1
7.2	Property Geology	7-5
7.3	Geology – X1 Deposit	7-7
7.4	Geological Map of Guarantã Deposit	7-10
7.5	Geological Map of Serrinha Deposit	7-11
9.1	Typical X1 Alteration/Mineralization	9-1
9.2	Guarantã Deposit – Hydrothermal Breccias at Contact Zone	9-2
9.3	Plan View of Guarantã Deposit Area	9-3
10.1	Soil Sample Locations – X1 Deposit	10-2
10.2	Regional Stream Sediment Geochemistry	10-3
11.1	Drill Plan X1 Deposit	11-2
11.2	Drill Hole Collar Monument and ID Tag	11-5
12.1	Drill Core and Pulp/Reject Storage at Guarantã do Norte	12-2
14.1	Sample Sequence Chart – Standard 2Pa	14-2
14.2	Sample Sequence Chart – Standard 15Pa	14-2
14.3	Sample Sequence Chart – Standard 10Pb	14-3
14.4	Sample Sequence Chart – Standard 18Pb	14-3
14.5	Blank Performance	14-4
17.1	Frequency Distribution – Sample Data in Zone	17-2
17.2	Decile Analysis and Probability Plot for Au	17-3
17.3	Decile Analysis and Probability Plot for Ag	17-4
17.4	Wireframe Models	17-5
17.5	Variogram Model for Au	17-7
17.6	Variogram Model for Ag	17-7
17.7	Block Grade Estimation - Au - Section 8886600E	17-9
17.8	Block Grade Estimation - Ag - Section 8886600E	17-9
17.9	Model Classification Section 727925N	17-12
17.10	Perspective View of Optimized Pit	17-14

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LIST OF TABLES

1.1	X1 Deposit Mineral Resource Estimate	1-4
1.2	Summary of Gold Extraction and Recovery Achieved in the Metallurgical Testing Results	1-12
4.1	List of Mineral Rights Under Control of MMA	4-5
10.1	Summary of Soil Sampling – X1 Deposit	10-1
10.2	Summary of Soil Sampling – Guarantã Deposit	10-3
10.3	Summary of Rock Sampling – Guarantã Deposit	10-4
10.4	Summary of Soil Sampling – Serrinha Deposit	10-4
11.1	Drill Program Summary – Guarantã Gold Project	11-1
11.2	Historic Drilling – X1 Deposit	11-1
11.3	Significant Intercepts X1 Deposit	11-3
11.4	Drilling Summary – Guarantã Deposit	11-3
11.5	Drilling Summary – Serrinha Deposit	11-4
11.6	Drilling Executed by MMA During 2007 and 2008 at the X1 Deposit	11-8
14.1	Standards Assay Statistics	14-1
16.1	Results of 2008 Bottle Roll Test	16-1
16.2	Head Grades for 2009 Composite Samples	16-2
16.3	Results of 2009 Phase 2 Bottle Roll Test	16-3
16.4	Results of 2009 Size Distribution Analyses	16-3
16.5	2009 Gravity Concentration Test	16-4
16.6	Heavy Media Separation Test	16-4
16.7	Cyanide Leaching Results for the 2009 Confirmatory Tests	16-5
16.8	Flotation Test Results	16-5
16.9	Summary of Results	16-7
16.10	Comparison of Assayed Head Grades and Calculated Head Grades	16-7
17.1	X1 Drill Program	17-1
17.2	Assay Statistics	17-2
17.3	Composite Statistics	17-6
17.4	Variogram Model Parameters	17-6
17.5	SG Assignment by Rock Code	17-8
17.6	Block Model Search Parameters	17-8
17.7	Global Mean Grade Comparison	17-13
17.8	Pit Optimization Assumptions	17-13
17.9	X1 Deposit Mineral Resource Estimate	17-15
17.10	Block Statistic by Cutoff Grade	17-15
20.1	Recommended Expenditures	20-1

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Section 1 Summary

Marston & Marston, Inc. (Marston) and Geosim Services Inc. (Geosim) were retained by Rio Novo Gold Inc. (Rio Novo) to prepare a Canadian National Instrument 43-101 (NI 43-101) Technical Report for the Guarantã Gold Project (the Project) located in the northern part of the State of Mato Grosso, Brazil. Marston’s and Geosim’s Scope of Work included a site visit to the property, a data review and an audit of the geological model and resource estimate. This technical report is intended to report on the current status of the Project including the exploration to date and a resource estimate for the X1 Deposit.

The Project is a set of gold exploration targets located in the vicinity of Guarantã do Norte City. Gold occurrences were first discovered in the region of the Project in 1980s, and ultimately, the region became the fourth greatest producer of gold in Mato Grosso State. The Guarantã Gold Project is composed of 18 mining permits located in the Alta Floresta Gold Province. The X1 Deposit is approximately 11 kilometers (km) south of the town of Guarantã do Norte along Highway BR-163, and the Guarantã Deposit is located about 4 km north of Guarantã do Norte along Highway BR-153. Guarantã do Norte has good infrastructure with a road system in a state of good repair and reliable facilities to support mining and industrial activities.

All units in this technical report are metric unless otherwise stated. Dollars are stated in terms of First Quarter 2010 United States dollars.

Qualified Persons

Marston & Marston, Inc., an author of this technical report, is a U.S. corporation and professional engineering firm registered as such in Colorado, specializing in geological sciences, resource and reserve estimates and mining feasibility studies. Marston was formed in 1977 by professional mining engineers and currently consists of nearly 90 full-time employees including certified professional geologists, registered professional mining, civil and geological engineers, minerals economists and support staff.

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Marston will receive a fee for the preparation of this report in accordance with standard consulting practices. Marston will not receive any additional compensation based on the outcome of this report. Marston does not have any interest in acquisition or disposal of any securities of Rio Novo. As a result, Marston considers itself independent of Rio Novo in the preparation of this report.

Geosim Services, Inc. (Geosim), an author of this technical report, is a Canadian corporation and consulting firm registered in British Columbia. The company was formed in 1999 and specializes in mineral resource estimation and audits. The principal, Ronald G. Simpson, B.Sc., P.Eng., is a professional geoscientist registered in the province of British Columbia, and has 34 years of experience in exploration geology, project evaluation and resource modeling. Geosim will receive a fee for the preparation of this report in accordance with standard consulting practices. Geosim will not receive any additional compensation based on the outcome of this report. Geosim does not have any interest in acquisition or disposal of any securities of Rio Novo. As a result, Geosim considers itself independent of Rio Novo in the preparation of this report.

Susan Poos, P.E. (Colorado, Texas), is a Qualified Person (QP) responsible for the review of the overall report. She is a vice president and senior mining consultant at Marston. She is a professional mining engineer registered in Colorado and Texas, United States. She graduated from the Colorado School of Mines in Golden, Colorado in 1982 with a B.Sc., Mining Engineering, and has 25 years of experience in geological modeling, mine engineering, modeling, resource and reserve estimating, mine design and planning. Ms. Poos nor any other Marston personnel have received or will receive any pecuniary or other benefits, whether direct or indirect, in connection with the preparation of this report.

Michael Ward, C.P.G., as a QP is responsible for the review of the geological portions of this technical report. He is a senior geological consultant at Marston. He is a Certified Professional Geologist with the American Institute of Professional Geologists. He graduated from St. Lawrence University in Canton, New York with a B.Sc., Geology, in 1972 and from Arizona State University in Tempe with a M.Sc., Geology, in 1977. He has practiced geology, mineral exploration and resource estimation for over 30 years. Mr. Ward has not received or will receive any pecuniary or other benefits, whether direct or indirect, in connection with the preparation of this report.

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Kathy Altman, PhD, Q.P., P.E., is the QP responsible for the review of the metallurgical testwork discussed in Section 16 of this technical report. She is the Chief Process Engineer at Samuel Engineering, Inc. in Greenwood Village, Colorado, United States. She is a professional engineer registered in Colorado. She graduated from the Colorado School of Mines in Golden Colorado in 1980 with a B.Sc., Metallurgical Engineering, and the University of Nevada in Reno in 1994 with a M.Sc. and in 1999 with a Ph.D. in Metallurgical Engineering. She has been practicing extractive metallurgy and mineral processing for over 29 years. Dr. Altman nor any other Samuel Engineering, Inc. personnel have received or will receive any pecuniary or other benefits, whether direct or indirect, in connection with the preparation of this report.

Other Contributors

P&K Projetos e Consultoria Ltda. (P&K) participated in the preparation of this report and provided invaluable assistance. P&K is an engineering and consulting company registered before the Engineering Board of Rio de Janeiro. P&K is authorized to provide services for: civil construction, civil engineering, electrical engineering, mechanical engineering, chemical engineering, architectural engineering, mining engineering and safety engineering.

Mr. Pedro Pino Véliz, president of P&K participated in the January 6, 2010 site visit and the meetings at Nomos on January 9, 2010. Mr. Véliz is a professional mining engineer registered before the Engineering Board of Rio de Janeiro.

Internal Company reports prepared by P&K were the basis for much of this technical report. Figures in this report were provided by P&K. Materials provided by P&K were reviewed by the appropriate QP prior to inclusion in this technical report.

1.1	Conclusions

Exploration has been conducted by Mineração Monte Alegre Ltda. (MMA) and Rio Novo. The bulk of the mineralization for the X1 Deposit has been drilled on a grid of approximately 25 meters (m), and geological knowledge of the deposit is advanced.

Using the available exploration data, geological and grade models were developed by MMA and subsequently audited by Geosim. This audit indicated that the exploration data was sufficient to develop a NI 43-101 compliant resource estimate for the X1 Deposit. Modeling indicates a lack of anisotropy, and the ordinary Kriged model is felt to be appropriate. Improvements need to be made to the definition of the eastern sub-pit and QA/QC frequency. There are exploration targets in the immediate area that could add to the gold ounces contained in the resource base.

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Measured and Indicated resources for the X1 Deposit within an optimized Lerchs-Grossman pit shell total nearly 8.0 Mt grading, 1.35 g/t Au and 4.6 g/t Ag (364,000 oz Au equivalent). An additional 471,100 tonnes averaging 1.43 g/t Au and 4.5 g/t Ag are classified as Inferred. These estimates are based on an Au equivalent cutoff grade of 0.5 g/t. The formula used for calculating Au equivalent was Au+Ag/71. Table 1.1, X1 Deposit Mineral Resource Estimate, contains the NI 43-101 compliant resource estimate. Both the Lerchs-Grossman pit shell and cutoff grade are based on a gold price of $800/oz, mining costs of $1.50/t, processing and G&A costs of $9.00/t, refining costs of $4.50/oz and a metallurgical process gold recovery of 90%. Within the Lerchs-Grossman pit shell, the strip ratio is less than 2.0:1 (waste tonnes; ore tonnes) for the X1 Deposit.

Table 1.1

X1 Deposit Mineral Resource Estimate

Zone	Measured
	000s tonnes	Au g/t	Ag g/t	Au Eq g/t	oz Au	oz Ag
Oxide	27.7	0.86	1.4	0.88	800	1,300
Mixed	63.6	1.00	2.1	1.03	2,000	4,400
Sulphide	652.3	1.55	4.7	1.62	32,500	99,000
Total	743.6	1.48	4.4	1.54	35,300	104,700
Zone	Indicated
	000s tonnes	Au g/t	Ag g/t	Au Eq g/t	oz Au	oz Ag
Oxide	150.3	0.87	1.9	0.90	4,200	9,000
Mixed	445.7	1.05	2.4	1.08	15,000	33,800
Sulphide	6,638.4	1.37	4.8	1.44	292,800	1,033,000
Total	7,234.4	1.34	4.6	1.41	312,000	1,075,800
Zone	Measured + Indicated
	000s tonnes	Au g/t	Ag g/t	Au Eq g/t	oz Au	oz Ag
Oxide	178.0	0.87	1.8	0.89	5,000	10,300
Mixed	509.3	1.04	2.3	1.08	17,100	38,200
Sulphide	7,290.7	1.39	4.8	1.46	325,300	1,132,000
Total	7,978.0	1.35	4.6	1.42	347,400	1,180,500
Zone	Inferred
	000s tonnes	Au g/t	Ag g/t	Au Eq g/t	oz Au	oz Ag
Oxide	7.8	0.8	2.4	0.84	200	600
Mixed	22.4	0.95	2.6	0.98	700	1,900
Sulphide	440.9	1.47	4.6	1.53	20,800	65,100
Total	471.1	1.43	4.5	1.49	21,700	67,600

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Samples from the X1 Deposit showed excellent metallurgical response to each of the processes that were tested. With cyanide leach extractions averaging over 95%, gravity gold recoveries ranging between 47% and 87% and flotation recoveries around 95% to 96%, a number of processing options are available for the X1 Deposit. The final optimization of a process flow sheet will be somewhat dependent on the environmental characteristics of the deposits. The presence of high concentrations of sulfide minerals and base metals plus few carbonates to neutralize the sulfide minerals indicates a possibility that the material will be acid generating. If this proves to be the case, a flotation concentrator, with or without cyanide leaching of the flotation concentrate and/or flotation tailings, may prove to be the optimum selection.

The calculated head grades for the metallurgical tests sometimes showed significant variations from the assayed head grade, which is a good indication of analytical difficulties due to the nugget effect.

Since the gold extraction and gold recovery were over 100% of the assayed head grade in some cases, the conclusion is that the test results were not as accurate as possible. Additional scrutiny should be applied to future metallurgical test programs in order to avoid this situation.

Metallurgical samples that were used in the testing that has been completed to date were all ground or pulverized to very fine particle sizes. No attempt was made to optimize the grind size. Leaching tests were also conducted in high concentrations of sodium cyanide solution. Gold extraction and recovery results achieved to date may be higher than expected in a processing plant. Nonetheless, the results indicate that the gold can be readily recovered from the samples that were tested using several different recovery processes.

At the present time, the state of the properties is “under exploration,” and to advance to mining will require the completion of an extensive series of tasks that include environmental impact studies (EIA/RIMA) and other environmental formalities in regard to forest and water use. In addition, the Departamento Nacional de Produção Mineral (DNPM) will need to approve the exploration report; subsequently, Rio Novo will need to complete the prerequisites needed to obtain the mining concession (“Decreto de Lavra”). The “Decreto de Lavra” title is required before mining can begin.

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The primary efforts going forward should concentrate on adding ounces to the resource and improving the knowledge of the appropriate milling and recovery circuits, including the impact of the presence of base metals and potentially “preg robbing” elements. The amount of sulfide in this resource is significant, and the metallurgical and environmental consequences of this need to be better understood. Waste rock characterization and acid base accounting work should begin as soon as practicable.

1.2	Recommendations

Marston and Geosim have developed recommendations for advancing the Project to a Preliminary Economic Assessment. That assessment should contain additional recommendations to further advance the Project.

Approximately $5.6 million have been budgeted for 2010 for exploration at the Project, which is felt to be adequate to evaluate resources near the proposed operation and provide funds for additional exploration. An additional budget of $1.1 has been proposed for 2010 to address exploration, geotechnical and resource upgrades, and improve quality control of the database for the immediate deposit area. These funds are felt to be sufficient for these purposes as recommended below.

Drilling Recommendations

The greatest need for the X1 Deposit is to increase the number of ounces in the resource that will be available to improve the economics for the processing plant and overall Project. Exploration to support this Project should be focused on targets near or adjacent to the known resource that can be economically mined and transported to the processing plant near the X1 Deposit. A detailed examination of the Inferred resource areas should be conducted, and areas with the greatest potential to add Au ounces to the resource should be prioritized. Nearby exploration targets should also receive a high priority.

Exploration to extend the known resource is important to the viability of this resource. Projects such as “Deposit X1 Extension,” which targets untested IP anomalies adjacent to the current resource, need to be prioritized to add resources that will help the economics of the overall Project. Drilling should be planned initially to test the resistivity highs and lows as potential targets.

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Additional drilling is justified to bring resources currently in the Indicated classification to the Measured category prior to mining. This will reduce risk and improve mine planning, grade control and budgeting. Infill programs, however, will probably not add to the overall profitability of the Project because changing blocks in the model that are in the Indicated classification to Measured will not add tonnes to the resource. Additionally, it is likely that grades encountered in an infill drilling program will be close to the average grade of the deposit unless a high grade structural target can be defined. However, prior to start up of mining, it would be a good idea to complete some infill drilling for the reasons stated above. Bench plans and cross sections should be studied in detail to find the locations that will most efficiently upgrade the resource.

QA/QC Improvements

The quality control program completed thus far for the X1 and Guarantã projects do not meet current industry standards. The industry currently expects about 20% of the total analyzed samples to be as standards, blanks or duplicates, and cross checks. MMA sent a total of 607 blanks and standards with drill core for analysis. This represents 7.4% of the analyses completed for MMA’s drilling program. No cross checks were completed.

During drilling programs conducted by Vale, one in twenty samples were sent in duplicate to check laboratory reproducibility. (MRDI,1998) Vale duplicate samples are not included in the database. About 1% of the sample stream consisted of internal standards.

Future drilling programs should include a protocol to improve the understanding of the sample quality by including standard industry checks. The existing QA/QC program can be helped by requesting the results from the commercial labs for their standard checks. Duplicates of mineralized samples should be selected from stored rejects and pulps and checked at another outside lab. Almost $100,000 have been budgeted to address improvements to the QA/QC program for 2010.

Other exploration targets within the property holdings have continued to show promise. The Guarantã Deposit has a target strike length of more than 5 km. Continued drilling is justified to delineate the known trends and establish whether this mineralization can add to the potential resource base and feed a processing facility at the X1 deposit. Additionally, the Serrinha Deposit is a target of merit that is in the early phases of exploration and should be evaluated further. Funds to further evaluate these areas are included as part of the exploration budget.

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Geotechnical Study

The current resource is estimated within a generic 45° Lerchs-Grossman pit shell. It is likely that, after an appropriate geotechnical study, the overall slopes can be steepened for several sectors of the mine which could potentially improve the economics. Prior to construction of the open-pit, a proper geotechnical study should be completed based on recommendations of a qualified geotechnical engineer.

Metallurgy

The metallurgical testwork that was conducted by Nomos Análises Minerals Ltda. (Nomos) in Rio de Janeiro on samples from the X1 and Guarantã deposits is extensive for this early-stage project and is thought to be sufficient to support a Preliminary Economic Assessment. However, as the Project progresses, the mine plan is more advanced, and as additional environmental information from acid-base accounting (ABA) and humidity cell testing becomes available, further optimization testing and tradeoff studies are required to define the optimum processing circuit for the Project.

Samples that are representative of the various rock types and grades must be selected after a realistic cutoff grade is determined, and the pit limits and preliminary mine plan are established. At this stage, it is difficult to predict how many samples are required.

Optimization of the cyanide leaching conditions must be determined, and the following parameters should be evaluated:

•	Grind size
•	Cyanide concentration
•	Leaching times
•	Slurry density

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For the X1 Deposit, optimization of the flotation circuit will also be needed. To determine the optimum flotation conditions, the following parameters should be evaluated:

•	Grind size
•	Residence time
•	Collector and frothers including concentrations
•	pH
•	Slurry density

Other tests that should be conducted include the impact of recovering gold by gravity concentration followed by flotation and/or cyanide leaching. Once the optimum leaching conditions are established, duplicate bottle roll tests with and without the addition of activated carbon should be conducted to confirm that none of the samples have preg-robbing tendencies.

Determination of bond work indices, JK parameters and other grinding tests are needed to collect data to support the sizing of the grinding mills for the Project.

Due to the complexity of the X1 Deposit, tradeoff studies to compare the various processing circuits will be needed to ascertain the most economical processing options and circuit configurations.

A comprehensive mineralogical evaluation using QEMSCAN or the Mineral Liberation Analyzer (MLA) will contribute significantly to the understanding of the geological resource and how it responds to the various processing options.

Finally, after the process design criteria and process flow sheet for the processing plant are determined, variability testing should be conducted on a large variety of samples that are representative of the material that will be fed to the processing plant over the life of the mine. From the variability testing, reagent consumptions and grinding requirements must be determined in order to accurately estimate the operating costs for the Project.

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Geophysical Surveys

Geophysics was used effectively by Vale in the exploration phase of the X1 Deposit. Electromagnetic (I.P.) and airborne magnetic surveys have been effective in establishing anomalous areas for drill testing and anomalies adjacent to the X1 Deposit are budgeted for drill testing. Magnetic anomalies associated with the Guarantã and Serrinha deposits suggest the continuation of those mineralized structures. It is recommended that the potential for geophysical surveys to aid in delineating drill targets continue to be evaluated in the Guarantã Project area.

Baseline Environmental, Chemical and Hydrological Studies

In preparation for advancing the Project beyond exploration baseline environmental, waste rock characterization and hydrological studies could be initiated. Waste rock characterization and other environmental baseline chemical information will need to be collected from any new exploration drill program. Samples for acid base accounting for waste rock characterization including humidity cells and trace element data should be selected from new drilling prior to oxidation of the fresh core.

1.3	Project Summary

The Project is located in the extreme north-central part of Mato Grosso State, and encompasses an area surrounding the town of Guarantã do Norte centered at longitude of 54°54'W and at latitude of 9°57'S, UTM 21L zone (South American 1969 datum).

There is significant soy bean farming in the region. In the area of the X1 and Guarantã deposits there is only minor cattle ranching.

Rio Novo holds 13 mineral rights covering an area of 105,228.83 hectares (ha) available for mineral exploration in the Alta Floresta Gold Province and six other properties that add 18,626.93 ha, totaling 123,855.76 ha. Rio Novo controls 100% of the mineral rights for these 19 properties. Third parties own the surface rights. Law assures the use of surface mining companies who can demonstrate that they have economic deposits in the sub-surface.

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Rio Novo will have to pay the Brazilian Government (DNPM) a royalty on gold of 1% of sales proceeds less sales tax, transportation and insurance costs. A royalty, typically up to half what is paid to DNPM, will have to be negotiated with the landowner. Additionally, a 1.2% of revenue from the sale of any mineral production, minus refining charges, transportation and insurance costs, taxes, sales charges and the royalty paid to DNPM, has to be paid by Rio Novo to Mineração Santa Elina Indústria e Comêrico S.A. Presently, none of the currently defined resources are subject to any other production royalties due to any private company.

Geology, Exploration and Modeling

The Guarantã Project lies within the Alta Floresta Gold Province, a paleo/mezzo Proterozoic environment located in the southern of portion of the Amazon Craton. The region hosts both porphyry-related and epithermal gold deposits associated with granitic and calc-alkaline intrusions and lode gold deposits related to regional shear zones.

Within the license area, several prospects exist with potential for exploration. The principal target is the X1 Deposit where a resource has been estimated. The X1 Deposit lies in a structural window of the Matupá granitic massif and is bounded by two fault zones. Disseminated gold mineralization is restricted to areas of intense hydrothermal alteration and is associated with pyrite, sericite, chlorite and/or albite. The X1 Deposit is similar to disseminated deposits genetically related to granite magmas classified as intrusive-related gold.

Resource estimations have been confined by a 0.5 gpt grade shell within a Lerchs-Grossman pit shell calculated at an $800 Au price. Au and Ag grades in the 5 m x 5 m x 5 m blocks have been estimated using an omni-directional search, which is deemed appropriate for this mineralization.

Metallurgy

During 2008 and 2009 Nomos in Rio de Janeiro completed a significant amount of metallurgical testwork for the Project. Consequently, there is more metallurgical data for this early-stage project than might typically be expected. Initially, rejects from exploration samples that were analyzed by ALS Laboratory Group (ALS) were used to perform the metallurgical tests. Subsequently, samples were composited from one-quarter cores from the remaining core samples that were available from the exploration drilling to confirm the metallurgical response. For the testwork that has been completed to date, no attempt has been made optimize the particle size or the reagent concentrations. Consequently, the samples were pulverized or ground to fine particle sizes, and leaching was conducted in strong cyanide leach solutions.

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The results of the testing show that the samples that were tested respond favorably to cyanide leaching, gravity gold recovery and flotation. All of these options are viable for the processing of material from the X1 Deposit. Table 1.2, Summary of Gold Extraction and Recovery Achieved in the Metallurgical Testing Results, summarizes gold extraction for bottle roll tests and agitated leach tests that were conducted as well as the gold recovery achieved with gravity recovery and flotation. Based on these results, any of these processes or combinations of processes offer viable options for processing of ore from the X1 Deposit. Due to elevated concentrations of sulfide minerals and base metals in the deposit, flotation may be the best option for gold recovery. However, cyanide leaching of the flotation concentrate and/or flotation tailings must be compared to whole ore cyanide leaching. After additional metallurgical data is available the test results should be used to conduct tradeoff studies to determine the optimum processing options for the X1 Deposit.

Table 1.2

Summary of Gold Extraction and Recovery Achieved in the Metallurgical Testing Results

	Bottle Roll Tests	Gravity Concentration	Agitated Leach Tests	Flotation Tests (Average)
X1 West Low-Grade Sample 01	95.7%	67.4%
X1 West High-Grade Sample 02	95.3%	85.4%
X1 East Low-Grade Sample 03	96.2%	47.5%
X1 East High-Grade Sample 04	97.0%	87.2%
Guarantã	99.5%		99.7%	95.4%

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Section 2 Introduction

Marston & Marston, Inc. (Marston) and Geosim Services Inc. (Geosim) were retained by Rio Novo Gold Inc. (Rio Novo) to prepare a Canadian National Instrument 43-101 (NI 43-101) Technical Report for the Guarantã Gold Project (the Project) located in the northern part of the State of Mato Grosso, Brazil. This technical report is intended to report on the current status of the Project including the exploration to date and a resource estimate for the X1 Deposit.

Marston’s and Geosim’s Scope of Work for the Project involved:

•	Reviewing the geological information provided by Rio Novo.
•	Reviewing the geological and grade models.
•	Auditing the resource estimate.
•	Reviewing the metallurgical testwork.
•	Working with Rio Novo to prepare the technical report.

All of the work and results in this report are based on materials supplied by Rio Novo, including reports prepared for Rio Novo by other professionals and technical sources as shown in Section 22 of the technical report. This information includes the Rio Novo exploration and assay databases, geological sections and mapping. Marston and Geosim reviewed these materials to determine if it was of sufficient quality to support resource statements according to NI 43-101 requirements.

Site Visit

Ms. Susan Poos, P.E. and Dr. Kathy Altman were accompanied by Mr. Julio Liz, of Rio Novo, on a site visit on January 6, 2010. During this site visit, the X1 and Guarantã deposits, core storage facility and diamond drill cores were examined. On January 9, 2010, they visited the Nomos laboratory where the metallurgical testing was conducted.

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Mr. Ronald Simpson of GeoSim Services Inc visited the site between March 17 and 18, 2009.

Units and Abbreviations

Currency, units of measure and conversion factors used in this report include:

Linear Measure

1 kilometer = 1,000 meters

1 meter = 100 centimeters

1 centimeter = 10 millimeter

1 inch = 2.54 centimeters

1 foot = 0.3048 meter

1 yard = 0.9144 meter

Area Measure

1 square meter = 10,000 square centimeters

1 hectare = 10,000 square meters

Capacity Measure (liquid)

1 cubic meter = 1,000 liters

1 cubic meter = 1.309 cubic yard

1 cubic meter = 35.31 cubic feet

1 cubic meter per hour = 0.588 cubic feet per minute

1 US gallon = 3.785 liter

Mass, Weight

1 metric tonne = 1,000 kilograms

1 metric tonne = 2,200 pounds

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1 short ton = 2,000 pounds

1 pound = 16 oz = 0.454 kg

1 oz (troy) = 31.103486 g

Analytical Values

1 ppm = parts per million

1 gram per tonne = 1 ppm

1% = 1/100 parts

Power

1 horse power = 0.7457 kilowatt

Pressure

1 Mega Pascal = 145.038 pound square inch

1 Mega Pascal = 10.2 kilogram per square centimeter

1 Mega Pascal = 1 bar

Currency

Unless otherwise indicated, all references to dollars ($) in this report refer to currency of the United States.

Frequently used acronyms and abbreviations:

AA	atomic absorption spectrometry
Ag	silver
ALS	ALS Laboratory Group
Au	gold
°C	degrees Centigrade
CIP	Carbon-in-pulp
°F	degrees Fahrenheit
ft	foot or feet

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FA	fire assay
g	gram(s)
g/kWh	grams per kilowatt-hour
g/t	grams per tonne
h	hour
ha	hectare(s)
km	kilometer
kV	kilovolts
kWh	kilowatt hour
kWh/t	kilowatt-hours per tonne
L	liter
m	meter(s)
m2	square meter(s)
m3	cubic meter(s)
m3/h	cubic meter(s) per hour
mm	millimeter
MMA	Mineração Monte Alegre Ltda.
MW	megawatts
NSR	net smelter return
oz Ag/t	troy ounces silver per tonne (oz/t)
oz Au/t	troy ounces gold per tonne (oz/t)
QC/QA	Quality Control/Quality Assurance
RC	reverse circulation drilling method
RQD	Rock Quality Designation
SAG	semi-autogenous grinding
t	tonne(s) SI
t/m3	tonne per cubic meter
tpd	tonnes per day
tph	tonnes per hour
μm	mícron(s)
mesh	Tyler Standard Sieve Series

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Section 3 Reliance on Other Experts

In preparing this technical report, Marston and Geosim have relied on reports, opinions and statements of legal or other experts, who are not QPs for information concerning legal, environmental, political or other issues and factors relevant to this technical report. Marston and Geosim have accepted this information as provided and have not verified it. The following identifies the other experts and the report, opinion or statement and the extent of reliance and the portions of the technical report to which the disclaimer applies.

P&K Projetos e Consultoria Ltda. (P&K) participated in the preparation of this report and provided invaluable assistance. P&K is an engineering and consulting company registered before the Engineering Board of Rio de Janeiro. P&K is authorized to provide services for: civil construction, civil engineering, electrical engineering, mechanical engineering, chemical engineering, architectural engineering, mining engineering and safety engineering.

Mr. Pedro Pino Véliz, president of P&K participated in the January 6, 2010 site visit and the meetings at Nomos on January 9, 2010. Mr. Véliz is a professional mining engineer registered before the Engineering Board of Rio de Janeiro.

Internal Company reports prepared by P&K were the basis for much of this technical report. Figures in this report were provided by P&K. Materials provided by P&K were reviewed by the appropriate QP prior to inclusion in this technical report.

3.1	Land

For matters related to title to the land, surface rights and mineral rights, Marston and Geosim have relied on the opinions of Rio Novo that the land where the deposits are located are free of any legal action and that any negotiation for lease or acquisition should be achieved at the proper time.

3.2	Permitting

Rio Novo provided the permitting requirements write-up contained in Section 4 of this report.

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Section 4 Property Description and Location

4.1	Location

The Guarantã Gold Project is located in the extreme north-central part of Mato Grosso State, and encompasses an area surrounding the town of Guarantã do Norte centered at longitude of 54°54'W and at latitude of 9°57'S, UTM 21L zone (South American 1969 datum) as shown in Figure 4.1, Regional Map with Location of the Guarantã Gold Project, Figure 4.2, Detailed Location Map, Figure 4.3, Guarantã – Target Locations, and Figure 4.4, Mineral Rights Map.

Guarantã
Santa Marta
Maracaibo
Caracas
Barcelona
Port-of-Spain
Barquisimeto
Valencia
Maturin
Cucuta
San Cristobal
Ciudad Bolivar
VENEZUELA
Bucaramango
Georgetown
New Amsterdam
GUYANA
Paramaribo
Cayenne
Puerto Carreno
Santa Elena de Uairen
SURINAME
FRENCH GUIANA (FR.)
Oiapoque
North Atlantic Ocean
Bogota
COLUMBIA
Rio Orinoco
Boa Vista
Macapa
Equator
Belem
Rio Negro
Manaus
Santarem
Sao Luis
Parnaiba
Amazon
Careiro
Altamira
Fortaleza
Iquitos
Leticia
Benjamin Constant
Itaituba
Teresina
Maraba
Carajas
Natal
Madeira
Araguaina
Joao Pessoa
Rio Purus
Cruzeiro do Sul
Humaita
BRAZIL
Picos
Salgueiro
Boca do Acre
Porto Velho
Cachimbo
Recife
Juazeiro
Rio Branco
Palmas
Maceio
Assis Brasil
Guajara-Mirim
Guayaramerin
Rio Juruena
Rio Teles Pires
Rio Araguaia
Rio Sao Francisco
Aracaju
PERU
Inapari
Rio Xingu
Barreiras
Quillabamba
Cusco
Rio Beni
Rio Mamore
Salvador
BOLIVIA
Vitoria da Conquista
Ilheus
Cuiaba
Brasilia
Arequipa
La Paz
Caceres
Rondonopolis
Goiania
Matarani
Cochabamba
Santa Cruz
Ilo
Tacna
Oruro
Puerto Suarez
Corumba
Uberlandia
Arica
Sucre
Potosi
Campo Grande
Santa Fe do Sul
Belo Horizonte
Iquique
Panorama
Vitoria
Pedro Juan Caballero
Ponta Pora
PARAGUAY
Sao Paulo
Rio de Janeiro
South Atlantic Ocean
Antofagasta
Santos
CHILE
Salta
Asuncion
Ciudad del Este
Foz do Iguacu
Curitiba
Sao Francisco do Sul
South Pacific Ocean
San Miguel de Tucuman
Resistencia
Florianopolis
ARGENTINA
Rio Parana
Santa Maria
Porto Alegre
Cordoba
Santa Fe
URUGUAY
Rio Grande
Rosario
Valparaiso
Mendoza
Santiago
Colonia
Buenos Aires
Montevideo
La Plata
Concepcion
Mar del Plata
Bahia Blanca
60
50
40
10
0
10
20
30
Brazil
International Boundary
State Boundary
Road
River
National Capital
State Capital
City or Town
0 200 400 KM
0 200 400 Miles
© 2007 Geology.com

Figure 4.1

Regional Map with Location of the Guarantã Gold Project

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Figure 4.2

Detailed Location Map

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Figure 4.3

Guarantã – Target Locations

Figure 4.3 shows the location of the Project areas and primary exploration targets. The X1 Deposit is approximately 11 km south of the town of Guarantã do Norte along Highway BR-163. All other known mineralization and exploration areas are indicated on Figure 4.3 and outlined by boxes. There are no known resources, reserves or mine workings other than those addressed by this report in the concession area. The Guarantã Deposit is located about 4 km north of Guarantã do Norte along Highway BR-163.

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Figure 4.4

Mineral Rights Map

4.2	Land Area

There is significant soy bean farming in the region. In the area of the X1 and Guarantã deposits there is only minor cattle ranching. The property is currently on a care and maintenance basis. Exploration activities are being conducted to address further potential for the property.

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4.3	Mining Claim Description

Rio Novo holds the mineral rights for 13 properties covering an area of 105,228.83 ha available for mineral exploration in the Alta Floresta Gold Province, and six other properties that add 18,626.93 ha, totaling 123,855.76 ha. Mineral rights boundaries were surveyed from a geographical monument.

Table 4.1, List of Mineral Rights Under Control of Rio Novo, contains the summary of the status of the properties under consideration. These mineral rights are also shown in Figure 4.4.

Table 4.1

List of Mineral Rights Under Control of Rio Novo

DNPM	Area (Ha)	Status
866.072/2001	8,245.45	Positive Exploration Report presented 22/12/2008
866.426/2002	8,726.70	Exploration Permit valid up to 14/03/2010
866.427/2002	10,000.00	Exploration Permit valid up to 14/03/2010
866.428/2002	9,675.00	Exploration Permit valid up to 14/03/2010
866.294/2003	6,296.87	Exploration Permit valid up to 14/03/2010
866.295/2003	7,410.53	Exploration Permit valid up to 14/03/2010
866.296/2003	8,037.69	Exploration Permit valid up to 14/03/2010
866.297/2003	3,252.80	Exploration Permit valid up to 14/03/2010
866.298/2003	8,798.68	Exploration Permit valid up to 14/03/2010
866.299/2003	9,985.14	Exploration Permit valid up to 14/03/2010
866.300/2003	9,740.00	Exploration Permit valid up to 14/03/2010
866.301/2003	9,751.77	Exploration Permit valid up to 14/03/2010
866.161/2008	9,293.99	Exploration Permit valid up to 28/10/2011 [1]
866.190/2008	5,308.20	Exploration Permit valid up to 10/28/2008 [1]
866.574/2008	546.62	Exploration Permit granted in 26/06/2008
866.578/2008	1,604.14	Exploration Permit valid up to 5/10/2012 [1]
866.777/2008	374.67	Exploration Permit valid up to 6/7/2012 [1]
866.818/2008	96.58	Exploration Permit granted in 5/8/2008 [1]
866.845/2008	6,710.93	Exploration Permit valid up to 6/7/2012 [1]
TOTAL	123,855.76

1 - These exploration permits are in the process of being transferred to Rio Novo.

4.4	Agreements and Encumbrances

Rio Novo controls 100% ownership of the mineral rights. Third parties own the surface rights. Brazilian law assures the use of surface rights to mining companies who can demonstrate that they have economic deposits in the sub-surface. Rio Novo will have to pay the Brazilian Government (DNPM) a royalty on gold of 1% of sales proceeds less sales tax, transportation and insurance costs. A royalty, typically up to half of what is paid to DNPM, will have to be negotiated with the landowner. Additionally, a 1.2% of revenue from the sale of any mineral production, minus refining charges, transportation and insurance costs, taxes, sales charges and the royalty paid to DNPM, has to be paid by Rio Novo to Mineração Santa Elina Indústria e Comêrico S.A. Presently, none of the currently defined resources are subject to any other production royalties due to any private company.

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4.5	Environmental Liabilities

There are currently no environmental liabilities at the Guarantã and/or X1 deposit areas. Remediation of the areas impacted by exploration works undertaken has been compensated.

4.6	Permitting

The actual state of the above listed properties is “under exploration,” and to advance to mining will require the completion of an extensive series of tasks that include environmental impact studies (EIA/RIMA) and other environmental formalities in regard to forest and water use. In addition, DNPM will need to approve the exploration report; subsequently, Rio Novo will need to complete the prerequisites needed to obtain the mining concession (“Decreto de Lavra”). The “Decreto de Lavra” title is required before mining can begin.

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Section 5 Accessibility, Climate, Local Resources, Infrastructure and Physiography

5.1	Accessibility

The Project surrounds the township of Guarantã do Norte and all target areas are readily accessible by a network of secondary roads off the Cuiabá - Santarém highway (BR 163). This highway is almost entirely paved from Cuiabá to Guarantã do Norte, a distance of approximately 730 km; however, some sections of the highway are poorly maintained and severely deteriorated due to heavy traffic during the rainy season.

The X1 Deposit is located on a prominent hill about 11 km south of Guarantã do Norte just off Highway BR 163. The Guarantã Deposit itself lies 4 km north from the center of town and is accessed and cut by Highway BR 163.

5.2	Resources and Infrastructure

The main economic focus in the project region is on soy bean and rice farming (plantations), the wood industry and dairy. It is one of the fastest growing regions in the country mainly because of the export-oriented agribusiness and an aggressive occupation and use of recently deforested areas. An economic growth forecast from the Brazilian federal government in 2009 projects almost 5% annual growth over the next 10 years.

Universities and technical centers involved in teaching the agribusiness are well established and growing in Sinop.

Guarantã do Norte has private, public primary and high schools to serve the almost 5,000 students of the municipality (urban and rural areas). The city also has two hospitals with total capacity of 50 beds, communication systems, banks, police and local justice offices. Guarantã do Norte is well situated to support many of the necessities of the project (personnel, accommodation, basic services, transport, health and others).

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A power supply is available at the project site. A power line of 138/34.5 kV owned by the regional electricity company CEMAT (Centrais Elétricas e Mato Grosso) crosses the property area.

Information obtained from CEMAT regarding the Project indicates there is a projected surplus of more than 10 MW for the next five years. This is due to over-capacity of regional generation from several small hydroelectric power plants that cannot export the excess energy due to lack of capacity of the main lines connected to the Brazilian electric network (interconnected system).

Guarantã do Norte is 240 km north of Sinop on federal Highway BR 163 and 320 km east of Alta Floresta on Route MT-419. Commercial flights are scheduled from Cuiabá (capital of the state) to the nearby cities of Sinop (220 km south) or Alta Floresta (130 km west). There is some indication that regular flights may start again from Cuiabá to Matupá which is located 30 km to the south.

5.3	Physiography

The Project property lies in the Amazon Basin in an area of flat to subdued topography with small hills related to granitic intrusions. To the north of the city of Guarantã do Norte the topography becomes more rugged with relief in the range of 100 m.

Most of the land is under cultivation for livestock and there are only very small areas of native vegetation preserved on top of some hills and along drainages. This can be seen on the photo in Figure 5.1, Picture of Guarantã do Norte and Guarantã X1 Deposits. The original vegetation forms two layers: an upper layer, with trees more than 20 m high and a lower one, with low- to medium-size plants not exceeding 10 m in height. Guarantã do Norte lies at an elevation of 345 m above sea level ASL.

Two main rivers drain the area, Rio Braço Norte and Rio Braço Sul which, along with several springs, provide plentiful water for the agriculture industry. Tributaries of Rio Braço Norte are used for hydroelectric power generation north of the city.

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Figure 5.1

Picture of Guarantã do Norte and Guarantã X1 Deposits (Source: Google Earth)

5.4	Climate

The local climate has well defined seasons: the rainy season from September to April and the dry season from May to August. This climate is characteristic of much of the state of Mato Grosso and southern Pará. The average day time temperature in the project area is 26.1º C. The temperatures do not vary significantly with a maximum high of 33°C and a low of 25°C. Annual rainfall exceeding 2,500 mm is typical.

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Section 6 History

The region including Guarantã, Matupá and Peixoto de Azevedo has a recorded history of gold production that started in 1980 with the arrival of garimpeiros (artisanal miners). Gold production reached its peak in 1989 and started to decline in 1999. From 1980 to 1999 the production of gold within the limits of the gold province of Alta Floresta was estimated to have been on the order of 160 tonnes. Despite the relative exhaustion of the alluvial and the supergene enrichment deposits, this region still holds significant exploration potential for primary gold deposits.

In the 1980s the RADANBRASIL project produced detailed aerial imagery of the area from which detailed maps were produced.

Reconnaissance mapping and prospecting by Companhia Vale do Rio Doce (Vale formerly CVRD) in 1999 resulted in the discovery of a gold occurrence in a road cut 3 km north of Guarantã do Norte. Follow-up rock and soil sampling in 2000 revealed anomalous concentrations of Au and Ag. Some manganese-rich structures associated with east-west normal faults yielded samples ranging from 0.2 g/t to 24.09 g/t Au. During 2001 more detailed geological mapping was carried out at a 1: 5,000 scale.

In 2002 Vale completed 3,000 m of diamond drilling on the Guarantã Deposit in 28 vertical and inclined holes with depths ranging from 50 m to 290 m. A soil geochemical survey was also completed on a 200 m x 50 m grid and further detailed (1:1,000) scale mapping was carried out. A survey grid was also established over the anomalous area with lines spaced 100 m apart and stations every 25 m.

In 2003 Vale, with the help of airborne geophysical survey data, discovered three new gold prospects named the X1, V6 and Fuscão. Drilling commenced the same year on the X1 Deposit with 18 core holes completed for 3,190 m. A preliminary report was issued in 2004 recommending a 3-year exploration program. Vale concluded its exploration in 2005 having drilled 58 holes with a total length of 8,190 m.

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In early 2006 MMA acquired the mineral rights to the Project and began the work of prioritizing targets. Core drilling commenced on the X1 Deposit in late 2007 and continued through to the end of 2008. Drilling was also carried out in 2008 on the Guarantã, Serrinha and Alemão deposits.

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Section 7 Geological Setting

7.1	Regional Geology

The Guarantã Gold Project lies within the Alta Floresta Gold Province, a paleo/mezo Proterozoic environment located in the southern of portion of the Amazon Craton, as shown in Figure 7.1, Regional Geography. The region hosts both porphyry-related and epithermal gold deposits associated with granitic and calc-alkaline intrusions and lode gold deposits related to regional shear zones.

Figure 7.1
Regional Geography

The Alta Floresta Golden Province encompasses two crustal domains: the Accretionary Domain and the Volcanic-Granite Domain. The first comprises moderate to highly metamorphosed, supra-crustal and plutonic rocks which occur in the southern portion of the area. The second is comprised of a spreading-sequence of calc-alkaline plutonic and volcanic rocks ranging from dioritic to granitic composition. Those rocks are generically classified as oxide type (Nhandú, Flor da Serra, Matupá, Juruena and Colíder) and S-Type (Apiacás).

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The Alta Floresta Golden Province had a tectonic evolution related to Paleoproterozoic magma due to a lithospheric plate subduction under a compressive regime in a continental environment. Tassinari & Macambira (1999) believe these provinces represent vast areas of juvenile continental crust, formed from rocks derived from the mantle, added by means of successive magmatic arcs, probably generated by lithosphere oceanic subduction that took place beneath the Central Amazon Province (2.3 billion years), followed by collision of continental masses.

The area is in the southern-southeastern part of the Amazonian craton and occupies a large part of the so-called Juruena magmatic arc (1.75 to 1.85 billion years), fractions of Cuiú-Cuiú arcs and Parauari (2.10 to 1.87 billion years) in conformity with a general northwest-southeast trending structure. In the present model, several arcs would have amalgamated from a continental core of Archean age. The following lithostratigraphic units have been identified:

•	Cuiú-Cuiú Complex (biotite gneisses partially migmatized) - remainder of the old basement.
•	Intrusive Matupá Suite (granite of monzogranite to monzonitic composition) - along with the Intrusive.
•	Suite Flor da Serra (many basic rocks from gabbro to monzogabbro) - represent the Cuiú-Cuiú and Parauari arcs in the region.
•	Intrusive Juruena Suite (granite and monzogranite).
•	Colíder Suite (acidic to intermediate volcanics and subvolcanics).
•	Nhandu Granite (monzogranite and syenogranite with acidic volcanic and subvolcanic rocks) and São Pedro Granite (meta-monzogranite sometimes with garnet).
•	Teles Pires Granite (porphyritic red granite).
•	Nova Canaã Suite (biotite monzogranite and microgranite).
•	Basic dykes (diabase and gabbro) complete the stratigraphic framework of the Paleoproterozoic.
•	Caiabis Group - Dardanellos Formation (sandstone and conglomerate) is the representative unit of the Mesoproterozoic.

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Both high-grade quartz-sulphide vein systems and bulk tonnage, disseminated gold systems are known to occur in this type of setting. Quartz-sulfide vein deposits occur in several sizes and grade ranges within intrusive bodies such as Matupá Granite, Teles Pires Granite and Nhandú Granite. Most of the disseminated gold occurrences are related to later stage silicification and hydrothermal alteration of igneous rock resulting in high-sulfidation type gold deposits.

7.2	Property Geology

In the Guarantã region, the main lithological units recognized and reported in the literature are described as follows.

Basement/Cuiú-Cuiú Complex

These polydeformed rocks were previously mapped in the region as Xingu Complex (Silva et al. 1980), and considered the oldest in the region. This lithologic unit was termed the Cuiú-Cuiú complex. The complex forms narrow lenses, usually comprised by rocks of the Matupá and Flor da Serra Suite.

This complex is composed of orthogneisses with biotite tonalitic gneisses as dominant lithologies and granite gneisses and subordinate amphibolites. The youngest of these occur as gneisses forming of enclaves and lenses. These rocks were migmatized to varying degrees, resulting in lithotypes such as metatexites and diatexites.

Matupá Granite

These intrusives form an irregular northwest-southeast trending batholith that underlies much of the project area. Exposures normally extend in a N50-70E direction and are composed primarily of biotite granite and equigranular to porphyryitic monzogranite. Paes de Barros (1994) characterized the Matupá Granite as calc-alkaline, of granodiorític, monzogranite and quartz monzonite composition. These rocks are locally altered by hydrothermal fluids and contain porphyry style disseminated gold mineralization. The X1 Deposit is hosted by this unit.

The Matupá Granite has been dated at 1872 ± 12 Ma (Pb-Pb) (Paes de Barros, 1994).

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Flor da Serra Suite

These rocks occur in the southwest portion of the Project as an intrusive body within the Matupá Granite. They are predominantly of gabbro-dioritic composition and include gabbros; porphyritic gabbros; olivine gabbros; microgabbros; monzogabbros; porphyry diabase; diorites; gabbro- diorites; and, monzodiorites. Parts of the suite are metamorphosed to amphibolites. The suite also includes some andesites and subordinate trachyandesites.

Juruena Intrusive Suite

Calc-alkalic granitic intrusive bodies characterize this suite. The rocks exhibit little deformation and consist of equigranular porphyritic biotite granite and, secondarily, biotite monzogranite, quartz diorite, granodiorite and tonalite. This suite displays a weak magnetic signature and is part of the granite genesis related to the magmatic arc.

Nhandu Granite

This unit consists of porphyroblastic granitoids of granodiorític-tonalitic composition that display pseudo-rapakivitic texture. They occur as subconcordant to discordant, circular to ellipsoidal stocks and apophyses. Subvolcanic facies, of similar chemical composition, are associated with these intrusive bodies. The predominant lithotypes are magnetite-biotite monzogranite and syenogranites with enclaves (ingrowths) ranging from diorite to quartz-monzodiorite composition. The subvolcanic facies are more restricted and subordinate, represented by microgranites, fine quartz syenite and granophyres. These rocks were formed in an environment whose genesis is related to the evolution of a magmatic arc in its maturity or final stage.

Colíder Suite

The northern portion of the project area is underlain by meta-volcanic rocks of the Colider Suite intruded by the Teles Pires granites as shown in Figure 7.2, Property Geology. The Teles Pires granites normally form small hills.

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Figure 7.2
Property Geology

The Colider Suite is related to acid volcanism and was formerly called the Iriri Group relating to the volcanism of the Tapajós Province. It consists mainly of intermediate to acid flows followed by frequent pyroclastic flows, epiclastic deposits and tuffs. There is also an associated transitional facies represented by very shallow epizonal intrusions of microgranites; microquartz monzonites; granophyres; rhyolites; and, porphyritic dacites.

Teles Pires Granite

This term was introduced by Silva (1974) to denominate a series of granite bodies considered anorogenic of subvolcanic character and comagmatic to the acid volcanism form the Colider Suite. It occurs in the form of batholiths and stocks, cutting all older units. The predominant lithotypes are granite and biotite granite with lesser alkali-granites which can be granophyric. The geochemical data suggests calc-alkalic affiliation related to an evolution of volcanic arc with a late to post-orogenic age younger than the Juruena Magmatic Arc.

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Structures

Extensional structures crossing the project area were related to two main events. The first event was north-south tensional stress, probably post-collisional or related to Colíder volcanism. This is typified by fracturing associated with breccias (trending N75E and N75W from the Guarantã Target) and is likely correlated with the Teles Pires granitic intrusions. The second consisted of east-west tensional stress and correlates with faults structures trending N15E.

Hydrothermal Alteration and Mineralization

Primary gold mineralization in the area occurs both in epithermal and mesothermal environments. Disseminated and/or stockwork gold mineralization is represented by the X1 Deposit and V6 Target, hosted by the Matupá Granite and also by the Guarantã Deposit where it occurs in the breccias zones hosted by interbedded sediments and volcanics (Beneficente Group/Colider Suite).

Veins and masses of quartz, sometimes associated with massive sulfide mineralization, are found in shear zones at the Serrinha Deposit and Alemão and V5 Targets.

7.2.1	X1 Deposit Geology

The X1 Deposit occupies a topographic high point (hillock) and is hosted by the Matupá Intrusive Suite near the contact with the mafic/ultramafic Flor da Serra Suite. The currently known extents of the target have dimensions of 400 m east-west and 150 m north-south. The main lithologies are syenogranites, aplites, hydrothermalites, hydrothermal breccias and minor diabase dykes as shown in Figure 7.3, Geology – X1 Deposit. Matupa syenogranites, or leucogranites, are the most common rocks occurring mainly in the low lying areas. They are gray to pink in color and weather to a whitish soil.

The target area is predominantly underlain by porphyritic biotite monzogranites of the Matupá Suite. The rock is mainly composed of coarse, anhedral quartz grains ranging from 0.3 cm to 1 cm and euhedral feldspar phenocrysts (0.5 cm to 4 cm). Finer grained, equigranular biotite granite occurs in the south-central portion of the area as scattered meter-size blocks.

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Figure 7.3
Geology – X1 Deposit

Slabs of syenite crop out in the south-central deposit area and weather to a dark red soil. The rock is mainly composed of k-feldspar (35%) and plagioclase (15%), ranging from 0.3 cm to 1 cm in size. Black pyroxene (20%) and dark green amphibole crystals (15%) form the mafic components, and quartz comprises about 5%. The rock is strongly magnetic with about 10% magnetite.

Gabbroic dykes trending north to north-northeast intrude the older granites in the central and northwest areas of the deposit. In the northern areas, diabase dykes have been traced for lengths of up to 130 m with direction ranging from east-west to east-northeast.

Intense hydrothermal alteration has overprinted the leucogranites in the central portion of the area where they are described as ‘hydrothermalites’. The altered rocks are mainly quartz and muscovite/sericite with some albite. Pyrite is the main sulphide mineral present with minor amounts of chalcopyrite and rarely chalcocite. Green sericite can compose up to 30% of the rock.

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In the distal zones, the alteration changes to k-feldspar, epidote (minor) and sulfides (py). Where the alteration is weak, it is possible to identify the porphyritic microgranite protolith. In the vicinity of the X1 Deposit, there are areas with "stockworks" of quartz sulfide veining displaying crustiform structure with vugs or thicker veinlets several centimeters in width. Intergrowths and cavity fillings of hematite have been noted in several places. The presence of sulfides (Py) does not confirm the presence of gold, but gold is always accompanied by sulfides.

Interpretation of airborne magnetic data shows a strong northeast-southwest structural trend with a less intense trend in the northwest-southeast direction. Examination of outcrops around the X1 Deposit revealed a preferential fault/fracture direction of 040° to 050°.

7.2.2	Guarantã Deposit Geology

Mineralization at Guarantã occurs in a zone of hydrothermal breccias with quartz stock work, which extends for approximately 5.5 km in the east-west direction and up to 300 m in width (sulfide zone). The breccia/stockwork is hosted by volcanic and sedimentary rocks of the Colíder Suite and Beneficente Group.

The volcanic host rocks of the Colider Suite have a fine matrix that normally weathers recessively and can have quartz or brown feldspar phenocrysts. Lithologies range from andesite to rhyodacite with local crystals tufts and lapilli tuffs. Crustiform quartz veins and veinlets are commonly seen cutting these units.

Sedimentary rocks belong to the Beneficente Group and consist of sandstones and siltstones. They are cut by volcanic rocks and intercalated with volcaniclastics rocks of the Colider Suite. The sedimentary package has a predominant east-west strike and dips vertical to steeply north. In the areas of andesite intrusion, the layers’ dip is vertical. Primary sedimentary structures, such as tabular layering and cross-stratification, are preserved.

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Disseminated sulfides are commonly associated with silicified volcanic/volcaniclastic rocks and hydrothermal breccia/silicification within the sedimentary rocks. The breccia zone trends east- west with a south dip from vertical to sub-vertical, and hosts the Au-Ag mineralization. Weathered surfaces appear black in color due to Mn oxides (pyrolusite and/or psylomelane) and show small pale siltstone/argillite fragments ranging from sub-rounded and rounded to angular. The Mn oxide is derived from the weathering of rhodochrosite, rhodonite and spessartite, which have been identified in drill core at depth. The relationships of the alteration and structure is shown on Figure 7.4, Geological Map of Guarantã Deposit.

In 2001 Dr. Richard Sillitoe, consultant to Vale, characterized the mineralization of the Guarantã Deposit as a "deeply eroded epithermal vein system of intermediate-sulfidation type.” This system is characterized by the high content of base metals, high Ag/Au ratios and the presence of Mn carbonates (rhodochrosite) and/or rhodonite. All of these features are observed in the Guarantã Deposit.

Petrographic examination of 59 rock samples revealed the following points:

•	The sedimentary rocks are represented predominantly by arkoses, greywacke, quartz- sandstone and siltstone. The volcanic/volcaniclastics rocks of acid and alkaline composition are represented by granophyres; rhyolitic and trachyte tuffs; ignimbrites with "shards;" "fiammes;" and, crushed "pumice" which is very well preserved.

•	The sub-volcanic/volcanic trachyte contains breccia and/or veinlets and exhibits intense alteration of biotite, carbonate (rhodochrosite), sericite and sulfides. The sulfides occur as disseminations or in veins (stockwork type), up to 25% by volume, and consist predominantly of pyrite and chalcopyrite, with minor galena and sphalerite.

The rhyolites, generally exhibit a porphyritic texture, incipient alteration to pyrophyllite and diaspore with rare sulphidation.

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Figure 7.4

Geological Map of Guarantã Deposit

7.2.3	Serrinha Deposit Geology

The Serrinha Deposit was worked by miners in the past, starting with the colluvial and elluvial layers and eventually extending into the weathered zone where quartz veins and silicified zones hosted Au mineralization. Two large pits have been excavated, elongated in the N50W direction, coinciding with the trend of the shear zone. The largest pit is about 200 m in length and 30 m to 40 m in width. Smaller pits occur along the same trend N50W, over an area extending approximately 1.3 km in length.

The shear zone N40W; 60SW to 80SW, lies near the contact between the mafic rocks of the intrusive Suite Flor da Serra and the monzo-granitic rocks, of the Matupá Granite.

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Hydrothermal alteration consists of chloritization; biotitization (philogopite); talcification; carbonatization (calcite); silicification; and, sulfidization. The talc, philogopite and chlorite occur in varying quantities, forming a tectonic foliation as chlorite-biotite schist and chlorite-talc schist. These lithologies host the bodies and veins of sulfide-bearing quartz-carbonate. These relationships are shown in Figure 7.5, Geological Map of Serrinha Deposit.

Figure 7.5

Geological Map of Serrinha Deposit

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The Au/Ag mineralization occurs in areas of sulphide filling millimeter to centimeter wide fractures or in the mylonitic foliation (sin-late-tectonic mineralization). The gold occurs as inclusions in minerals such as chalcopyrite, covelite and bornite, and it associates with areas rich in carbonate, quartz and albite. Near surface, free gold (pepitas) occurs with malachite. Au and Ag correlate well with Cu content.

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Section 8 Deposit Types

The X1 Deposit is classified as an intrusive-hosted or ‘porphyry’ low sulfidation gold occurrence. X1 Deposit exploration is targeting the geological environment of the stock work vein system and using alteration and IP responses to guide exploration.

The Guarantã and Serrinha deposits appear to be shear-hosted gold occurrences. Mineralization in both prospects exhibit strong directionality. The vein system at the Guarantã Deposit was discovered by mapping and geochemistry. Drilling targets the known strike of the mineralization and geochemistry. The Serrinha Deposit is hosted in shear zones. The shear zone N40W; 60SW to 80SW, lies near the contact between the mafic rocks of the intrusive Suite Flor da Serra and the monzo-granitic rocks, of the Matupá Granite. Exploration at this deposit will be directed by I.P. surveys and geological interpretations.

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Section 9 Mineralization

9.1	X1 Deposit

The X1 Deposit lies in a structural window of the Matupá granitic massif and is bounded by two fault zones. Disseminated gold mineralization is restricted to areas of intense hydrothermal alteration and is associated with pyrite, sericite, chlorite and/or albite. Locally hydrothermal hematite and rutile occur with the pyrite. The currently known extents of the deposit have dimensions of 400 m east-west and 150 m north-south.

The X1 Deposit is similar to disseminated deposits genetically related to granite magmas classified as intrusive-related gold. This deposit has been drilled on a grid of approximately 25 m, and geological knowledge is well advanced. The X1 Deposit is hosted by altered granite exhibiting several stages of hydrothermal alteration. Low Au grades often accompany weak hydrothermal alteration. Most of the significant Au grades occur with sulfides hosted by highly altered “pele-de-onça” (puma skin texture) granite as shown in Figure 9.1, Typical X1 Alteration/Mineralization. The hydrothermal alteration, comprised mainly of sericitization and silicification, occurs primarily in the western portion of the deposit which hosts the higher grades.

Figure 9.1

Typical X1 Alteration/Mineralization

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9.2	Guarantã Deposit

The mineralization at the Guarantã Deposit is mainly associated with disseminated pyrite in silicified breccia zones hosted by andesite and trachyte tuft as shown in Figure 9.2, Guarantã Deposit – Hydrothermal Beccias at Contact Zone, and Figure 9.3, Plan View of Guarantã Deposit Area. An additional type of mineralization is associated with quartz veins/breccias containing manganese carbonate (rhodochrosite and pyrosmalite), chlorite and/or amphibole (actinolite). The mineralization is also associated with Pb (galena) and Zn (sphalerite).

Figure 9.2

Guarantã Deposit - Hydrothermal Breccias at Contact Zone

All the evidence points to an epithermal model for the mineralization suggesting the possibility that the source of mineralization in the breccia is from an intrusion such as a porphyry granite type, located beneath the breccia zone.

Mineralization at the Guarantã Deposit occurs in a zone of hydrothermal breccias with quartz stock works, which extend for approximately 5.5 km in the east-west direction and up to 300 m in width (sulfide zone). The breccia/stock work is hosted by volcanic and sedimentary rocks of the Colíder Suite and Beneficente Group.

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9.3	Serrinha Deposit

Gold mineralization at the Serrinha Deposit is controlled by a shear zone hosted by a mafic to ultramafic metavolcanic sequence. The host rocks have been altered to talc schist, biotite schist and chlorite schist. The strike of the sequence veers from N25°W flexing to N32°W and dip gently to the north. Prospect pits occur along a strike length of about 1.3 km but the extent of the mineralization is not yet determined.

Figure 9.3

Plan View of Guarantã Deposit Area

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Section 10 Exploration

10.1	Surface Sampling

Surface sampling has been conducted at the X1, Guarantã and Serrinha deposits. These results are used to develop exploration plans.

X1 and Extension

Three phases of soil geochemical sampling at the X1 Deposit and X1 Extension were completed between 2002 and 2008 by Vale and MMA. The number of soil samples is shown in Table 10.1, Summary of Soil Sampling – X1 Deposit.

Table 10.1

Summary of Soil Sampling - X1 Deposit

Year	Number of Samples	Comments
2002 (Vale)	237	Carried out for geophysical anomaly check.
2003 (Vale)	419	Extension of the grid, due to successful results.
2008 (MMA)	3,070	Detailed sampling X1 grid and X1 extension.
Total	3,726

A total of 99 rock samples (chip samples) were collected by Vale. No rock sampling was carried out by MMA. The distribution of soil samples is illustrated in Figure 10.1, Soil Sample Locations

– X1 Deposit.

Systematic grid soil sampling resulted in elevated Au values that were subsequently followed up with tighter spaced soil grids in the area that is now the X1 Deposit as shown on Figure 10.1. The X1 Deposit is also located in an area of anomalous stream sediment values as seen in Figure 10.2, Regional Stream Sediment Geochemistry.

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Figure 10.1

Soil Sample Locations – X1 Deposit

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Figure 10.2

Regional Stream Sediment Geochemistry

Guarantã Deposit

Three phases of soil and rock geochemical sampling at the Guarantã Deposit were completed between 2000 and 2002. The number of samples collected by year is shown in Table 10.2, Summary of Soil Sampling – Guarantã Deposit, and Table 10.3, Summary of Rock Sampling – Guarantã Deposit.

Table 10.2

Summary of Soil Sampling – Guarantã Deposit

Year	Number of Samples	Comments
2000	160	Reconnaissance and initial prospecting.
2001-2002	248	Geological mapping at 1:5,000; eastward extension.
2002	189	Detailed sampling eastward extension.
Total	597

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Table 10.3

Summary of Rock Sampling – Guarantã Deposit

Year	Number of Samples	Comments
2000	152	Reconnaissance and initial prospecting.
2001-2002	448	Geological mapping at 1:5,000; eastward extension.
2002	342	Detailed sampling eastward extension.
Total	942

Detailed descriptions of samples were recorded including observations of topographic features, drainage, residual soil type, color and the altitude on the Garmin GPS 12. Every twentieth sample was a duplicate.

Serrinha Deposit

Soil sampling at the Serrinha Deposit was conducted by Japanese International Corporation Agency (JICA) and MMA. The number of samples collected is shown in Table 10.4, Summary of Soil Sampling – Serrinha Deposit.

Table 10.4

Summary of Soil Sampling – Serrinha Deposit

Year	Number of Samples	Comments
2001 2008	160 129	Reconnaissance and followup by JICA* Detailed sampling 200 m x 500 m and infill 50 m x 20 m by MMA.
Total	289

* JICA carried out around 204 auger drill holes with 1,027 samples in grids of 200 m x 500 m.

10.2	Stream Sediment Geochemistry

Stream sediments geochemistry was carried out by MMA with a total of 429 samples collected as shown in Figure 10.2.

10.3	Airborne Geophysical Surveys

Two geophysical surveys were carried out over the X1 Deposit area in two phases. An aeromagnetic/spectrometric survey of 4,636 linear km (north-south) with line spacing of 250 m was conducted by Prospectors Ltda. between September and October 2003; an IP-resistivity (dipole-dipole) was conducted by Scan Ltda., using 200 m line spacing over a total of 15,450 m. The X1 Deposit lies along west-northwest magnetic linear within a circular magnetic low in the Analytical Signal Amplitude (ASA) from the aeromagnetic survey of 2003. Several channels of the spectrometric survey appear to detect the alteration associated with the X1 mineralization. IP surveys find the X1 Deposit to have a strong chargeability level and high resistivity anomalies correspond to silicification in the X1 Deposit area. The Serrinha and Guarantã deposits can be linked to linear trends from the airborne magnetic surveys (Scabora, 2008).

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10.4	Topographic Survey

Topographic mapping surveys were conducted over the Guarantã, X1 and Serrinha deposits. The first (Guarantã) was carried out by Vale and the last two by Geoset Topography GIS GPS Ltda. on behalf of MMA.

The topographical surveys covered an area of 2,400 ha. The equipment used included:

•	Three pairs of L1 and L2 GPS surveying, brand Topcon, Model: Hippo, 40 channels.
•	Two brand Topcon total station, model 235w.
•	105,796 points were sampled to register and run 30.2 km of lines with the following activities:
o	Implementation of georeferenced points
o	Survey planimetric register
o	Survey of regular grids of geochemical sampling
o	Survey of drill holes collar

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Section 11 Drilling

11.1	Introduction

The first diamond drilling program on the Project was carried out by Vale in 2003. Subsequent programs were carried out by MMA. A total of 143 holes (25,607.21 m) were drilled including 84 holes (17,131.39 m) by MMA. A summary of the Project drilling programs is presented in Table 11.1, Drill Program Summary – Guarantã Gold Project.

Table 11.1

Drill Program Summary - Guarantã Gold Project

Deposit/ Target	Min. Monte Alegra		Vale
	Core Holes	Meters	Core Holes	Meters
X1	63	14,115.94	18	3,291.00
Guarantã	6	596.80	28	3,037.32
Serrinha	10	1,699.65	(JICA) 1	100.15
V6	2	433.00	4	721.00
V4			2	299.00
Alemão	3	286.00	1	100.00
Fuscão			5	927.00
Total	84	17,131.39	59	8,475.47

11.1.1	X1 Deposit

At the X1 Deposit, the exploration drilling was started in 2003 by Vale, with 18 holes (3,190 m). In late 2007 MMA resumed activities drilling more than 63 holes (14,116 m). Table 11.2, Historic Drilling – X1 Deposit, shows the historic drilling and the total number of samples assayed. Drill hole locations are illustrated in Figure 11.1, Drill Plan X1 Deposit.

Table 11.2

Historic Drilling - X1 Deposit

Year	Company	Type	Holes	Total (m)	Intervals Assyed	Series
2003-2004	Vale	Core	18	3,190.05	3,188	PGO-GUAR-FD-029 to
						PGO-GUAR-FD_046
2007-2008	MMA	Core	63	14,115.94	8,158	SEX1-01 to SEX1-61
Total Drilled			81	17,305.99	11,346

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Figure 11.1

Drill Plan X1 Deposit

Some of the most significant intercepts of gold mineralization with subordinate silver grades are shown in Table 11.3, Significant Intercepts X1 Deposit. True width of the mineralization is unknown since the deposit is not planar but of irregular shape.

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Table 11.3

Significant Intercepts X1 Deposit

Hole	Interval (m)	Au (g/t)	Ag (g/t)
FD-31	27	1.79
FD-44	134	1.49
SEX1-05	92	3.15	1.26
SEX1-06	82	1.55	2.44
SEX1-12	129	1.48	8.54
SEX1-15	65	1.25	2.62
SEX1-32	120	2.17	7.84
SEX1-46	161.2	1.65	2.88
SEX1-59	101.5	2.90	1.30
SEX1-63	166	1.18	6.40

11.1.2	Guarantã Deposit

A total of 34 holes (3,634.12 m) have been drilled on the Guarantã Deposit, and 3,616 samples were analyzed as shown in Table 11.4, Drilling Summary – Guarantã Deposit. Initial drilling was carried out by Vale in 2002. MMA completed six additional holes in 2008.

Table 11.4

Drilling Summary - Guarantã Deposit

Year	Company	Type	Hole	Total (m)	Intervals Assayed	Series
2002 2008	Vale MMA	Core Core	28 6	3,037.32 596.8	2,906 710	FDG-001 to FDG-028 GD-01 to GD-06
Total Drilled			34	3,634.12	3,616

The results returned significant Au grades with subordinate Ag, Pb, Zn, Te and Cu values including:

•	FDG-01:	7.0 m @ 6.3g/t Au; 34.94g/t Ag
•	FDG-02:	9.0 m @ 1.59g/t Au; 11.88g/t Ag
•	FDG-03:	12.3 m @ 1.06g/t Au; 87.75g/t Ag
•	FDG-15:	5.45 m @ 0.85g/t Au; 136.25g/t Ag

True width of the mineralization is unknown.

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11.1.3	Serrinha Deposit

A single core hole was completed by JICA on the Serrinha Deposit in 2001. In 2008 MMA drilled 10 holes (1,599.60 m) and analyzed 1,237 drill samples. The Serrinha drilling is summarized in Table 11.5, Drilling Summary – Serrinha Deposit.

Table 11.5

Drilling Summary - Serrinha Deposit

Year	Company	Type	Hole	Total (m)	Intervals Assayed	Series
2001 2008	JICA MMA	Core Core	1 10	100.15 1,599.60	1,237	MJBA-01 SD-01 to SD-10
Total			11	1,699.75	1,237

The results returned significant Au, Ag and Cu values including:

•	SD-01:	18.00 m @ 2.16 g/t Au; 45.44 g/t Ag and 0.72% Cu
•	SD-02:	20.00 m @ 1.94 g/t Au
•	SD-09:	1.00 m @ 4.30 g/t Au; 22.00 g/t Ag and 1.50% Cu

True width of the mineralization is unknown.

11.2	Recovery

Available records from the recent drill programs indicate that core recovery in fresh rock was close to 100%. In soil/saprolite horizons, the recovery was normally above 90%.

11.3	Collar and Downhole Surveys

Holes FD-20 to 46 did not have downhole surveys. Multiple downhole surveys were carried out on 53 out of the 63 recent drill holes. A Maxibor® multi-shot instrument set at 3-m intervals was used for 44 holes, and a single shot instrument was used for nine of the holes at 20-m and 30-m intervals.

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Once the downhole survey was completed, a cement slab monument was constructed at the drill hole collar to permanently preserve its location and identification. A length of PVC was inserted in the collar to mark the azimuth and dip of the hole as shown in Figure 11.2, Drill Hole Collar Monument and ID Tag.

Figure 11.2

Drill Hole Collar Monument and ID Tag

11.4	Core Handling and Transportation

At the drill site, the drill core was removed from the core tube by the drilling contractor’s personnel and placed into 1-m long wooden core boxes, each box having capacity for approximately 3 m of HQ core or 4 m of NQ core. The end of each drill run was marked by a small wooden block on which the downhole depth was written using a permanent waterproof marker. The driller’s depth markers were routinely checked for errors by the geologist or an assistant present at the drill site, and discrepancies were recorded and corrected in consultation with the drilling contractor’s supervisor onsite.

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When full, each core box was sealed with a tight-fitting wooden lid and stacked in sequential order in a safe location at the drill site. Drill core was picked up at the drill site by a geologist or an assistant on a regular basis and transported by four-wheel drive pickup truck to the core logging area.

At the logging area, the core was laid out in sequential order on racks organized according to drill rig and by drill hole. The core boxes for each hole were numbered in downhole sequence and labeled with the drill hole ID and the starting and ending depth of the core contained in each box.

Following core logging and sampling, the core boxes were re-sealed with their wooden tops and labeled with aluminum strips imprinted with the drill hole ID, the box number and the end depth of that box. The boxes were then stacked sequentially in wooden racks.

Following laboratory analyses, all sample pulps and rejects are stored for a short period of time by ALS. MMA promptly retrieves the pulps and rejects from ALS and returns them to the core storage facility where they are catalogued and permanently stored.

11.5	Logging Procedures

The standard procedure applied to all drill cores involved the use of standard logging sheets containing lithological units; lithological descriptions; alteration type and intensity; mineralization type and intensity; sulphide mineralogy; veining and fracturing type; and, structural orientation and intensity.

In general each core was the object of detailed visual analysis by a geologist experienced in that type of work and each of the characteristics recorded manually in the field logs. Experienced geological assistants under the supervision of a geologist made measurement of core recovery and RQD. Recovery and RQD measurements were first recorded on handwritten sheets and subsequently entered into individual Excel spreadsheets.

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The core was subsequently marked by a geologist with a cutting line to avoid sampling bias that may occur due to veins or veinlet clusters oriented obliquely to the drill core axis. The logging geologists were also responsible for laying out, measuring and marking the core sample intervals and for laying out the sequencing of reference standards, blanks and core duplicates to be inserted into the sample stream.

After verification of the data contained in each of the handwritten logs, the information was transferred to digital versions of the same field log in Excel spreadsheets.

Table 11.6, Drilling Completed by MMA During 2007 and 2008 at the X1 Deposit, list drill holes and their locations.

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Table 11.6

Drilling Executed by MMA During 2007 and 2008 at the X1 Deposit

Company Year	ID	Depth (m)	Azimuth (°)	Dip (°)	Elevation (m)	UTM Coordinates
						East	North
2007	SEX1-01	290.00	0	90	381.25	727921.08	8886597.01
2007	SEX1-03	203.00	0	90	365.11	728100.51	8886499.09
2008	SEX1-02	250.00	90	55	327.78	727817.28	8886599.03
	SEX1-04	225.00	0	90	366.96	728006.35	8886499.42
	SEX1-05	229.00	360	60	359.40	727918.47	8886512.59
	SEX1-06	214.50	180	55	398.09	727999.46	8886594.15
	SEX1-07	274.90	0	90	353.48	728105.82	8886696.41
	SEX1-08	253.80	0	90	347.50	728017.34	8886707.52
	SEX1-09	22.40	0	90	332.81	727918.64	8886707.19
	SEX1-10	214.50	360	65	364.41	728099.79	8886496.88
	SEX1-11	222.64	0	90	370.18	728002.68	8886655.52
	SEX1-12	231.25	180	55	370.51	728003.02	8886653.45
	SEX1-13	214.50	360	55	342.44	728003.45	8886451.60
	SEX1-14	275.78	0	90	342.44	728003.45	8886451.60
	SEX1-15	190.50	90	55	343.15	727852.41	8886599.21
	SEX1-16	121.70	180	65	384.30	728104.43	8886598.15
	SEX1-17	193.80	180	70	364.72	728099.33	8886498.22
	SEX1-18	193.65	360	55	327.61	728004.10	8886399.65
	SEX1-19	199.85	3	90	384.41	728104.45	8886598.84
	SEX1-20	217.20	360	70	384.36	728103.50	8886599.03
	SEX1-21	195.10	180	70	359.08	727918.03	8886511.87
	SEX1-22	235.75	360	55	331.10	728203.73	8886402.80
	SEX1-23	139.50	360	60	381.23	727920.88	8886600.03
	SEX1-24	226.25	0	90	370.72	728218.96	8886578.20
	SEX1-25	201.75	0	90	359.04	727917.98	8886512.40
	SEX1-26	228.00	180	65	370.70	728218.98	8886578.93
	SEX1-27	221.45	0	90	370.99	728205.03	8886618.22
	SEX1-28	98.65	180	55	352.85	728103.88	8886697.93
	SEX1-29	599.15	390	60	314.51	728005.45	8886199.60
	SEX1-30	173.55	390	65	370.92	728204.96	8886619.05
	SEX1-31	292.60	0	90	370.97	728202.72	8886503.30
	SEX1-32	213.50	0	90	394.54	727958.38	8886592.65
	SEX1-33	206.65	360	70	350.46	727951.50	8886466.57
	SEX1-34	158.75	0	90	383.06	728152.53	8886600.66
	SEX1-35	258.15	360	65	329.48	728053.26	8886409.22
	SEX1-36	154.65	360	65	394.47	727958.41	8886593.29
	SEX1-37	97.40	360	55	382.97	728152.54	8886601.80
	SEX1-38	224.10	0	90	389.61	728154.53	8886550.08
	SEX1-39	289.35	0	90	390.47	728052.59	8886579.26
	SEX1-40	292.80	0	90	392.51	727957.98	8886548.75
	SEX1-41	214.70	360	55	390.50	728052.51	8886580.24
	SEX1-42	112.50	270	55	392.48	727956.90	8886548.80
	SEX1-43	260.80	0	90	364.89	728153.28	8886496.65
	SEX1-44	292.65	0	90	377.54	728050.95	8886531.62
	SEX1-45	226.70	0	90	337.77	727605.78	8886687.60
	SEX1-46	298.00	0	90	380.26	727925.70	8886546.78
	SEX1-47	260.65	360	60	308.21	727677.64	8885884.68
	SEX1-48	271.60	180	75	370.65	728218.87	8886578.59
	SEX1-49	240.60	360	70	333.06	728155.60	8886400.60
	SEX1-50	241.55	0	90	355.00	727679.12	8886013.60
	SEX1-51	286.60	90	55	322.26	727763.16	8886600.18
	SEX1-52	148.35	0	90	335.35	728274.96	8886091.17
	SEX1-53	178.90	0	90	387.91	728103.84	8886549.91
	SEX1-54	230.10	0	90	332.64	728305.41	8886499.79
	SEX1-55	214.80	0	90	391.81	728005.72	8886544.58
	SEX1-56	261.45	360	70	330.16	727959.24	8886412.96
	SEX1-57	204.45	0	90	352.23	728256.74	8886504.58
	SEX1-58	222.70	360	70	338.85	728054.36	8886448.17
	SEX1-59	192.50	0	90	356.66	728260.21	8886540.19
	SEX1-60	253.95	0	90	354.77	728255.79	8886580.42
	SEX1-61	210.75	0	90	389.06	728030.95	8886549.03
	SEX1-62	293.00	180	70	389.14	728031.00	8886548.45
	SEX1-63	241.85	0	90	394.32	727948.11	8886576.26
TOTAL	63	14,104.22

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Section 12 Sampling Method and Approach

The X1 Deposit is approximately 400 m east-west and 150 m in a north-south direction based on the current drilling. The entire length of each core hole was logged and sampled. Data in the drill hole database indicates that core recoveries were greater than 95% and close to 100%. There are no known geological or recovery factors that would materially impact the quality and reliability of the analytical results.

Drill core was transported in company vehicles from the drill site to the core storage facility in Guarantã do Norte.

Drill core was mechanically split in half with an industry-standard diamond saw. One-half of the drill core was stored for reference, and the other half was bagged, numbered and submitted to the primary laboratory for preparation and analysis. The position of the cutting line was marked by the geological staff prior to splitting.

The Vale drill holes and the first five MMA holes were sampled on nominal 1-m intervals. Holes X1-06 to X1-10 were mainly sampled on nominal 2-m intervals within major lithologies. Exceptions were Holes X1-11, X1-12 and X1-15, which were sampled at 1-m intervals honoring lithologies. True width of mineralization is unknown at this time. Section 11 contains information on recovery and sample results.

The core storage facility, as shown in Figure 12.1, Drill Core and Pulp/Reject Storage at Guarantã do Norte, has sufficient space for long-term storage of samples. Old and recent coarse rejects and pulps are also stored in this building. Drill core boxes, reject bags and pulp- sample boxes are adequately ordered and labeled for efficient locating and extraction of the boxes and samples. Presently, the storage facility is filled to near-capacity, and an expansion or new storage facility will be required for future drill programs.

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Figure 12.1

Drill Core and Pulp/Reject Storage at Guarantã do Norte

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Section 13 Sample Preparation, Analyses and Security

13.1	Handling and Security

At the drill site, the drill core is removed from the core tube by the drilling contractor’s personnel and placed into 1 m long wooden core boxes; each box has the capacity for approximately 3 m of HQ core or 4 m of NQ core. The end of each drill run is marked by a small wooden block on which the downhole depth is written using a permanent waterproof marker. The driller’s depth markers are routinely checked for errors by the geologist or an assistant present at the drill site, and discrepancies are recorded and corrected in consultation with the drilling contractor’s supervisor onsite.

When full, each core box is sealed with a tight-fitting wooden lid and stacked in sequential order in a safe location at the drill site. Drill core is picked up at the drill site by a geologist or an assistant on a regular basis and transported by a four-wheel drive pickup truck to the core logging area.

At the logging area, the core is laid out in sequential order on racks organized according to drill rig and by drill hole. The core boxes for each hole are numbered in downhole sequence and labeled with the drill hole ID and the starting and ending depth of the core contained in each box.

Following core logging and sampling, the core boxes are re-sealed with their wooden tops and labeled with aluminum strips imprinted with the drill hole ID, the box number and the end depth of that box. The boxes are then stacked sequentially in wooden racks.

Following laboratory analyses, all sample pulps and rejects are stored for a short period of time by ALS. MMA promptly retrieves the pulps and rejects from ALS and returns them to the core storage facility where they are catalogued and permanently stored.

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13.2	Sample Analysis

Soil Samples

SGS-Geosol Laboratórios Ltda. (SGS-Geosol) in Belo Horizonté is used as the primary analytical lab for soil geochemical samples. SGS-Geosol is an ISO14001 and ISO 9001:2000 accredited international laboratory service. For each sample consignment, the following forms are completed prior to shipping:

SGS-Geosol – (SOIL)

•	Monitoring letter issued by MMA.
•	Authorization for Implementation of the Customer Service – ACES.
•	Request form for samples preparation and chemical analysis.

The preparation and analysis of soil samples followed the following procedures:

•	Drying wet samples (60° C); screening to 180 microns (<80#); retain both fractions.
•	Au by Fire assay and AAS; 50 g nominal sample weight.
•	ICP with four acids digestion. Package for 35 elements.

The levels of detection for Au, Te and Hg were in parts per billion (ppb), and the levels of detection for Ag, Cu, Pb, Zn, Bi, As, Mo, F, Ba and Sb were in parts per million (ppm).

Drill Core

MMA used ALS as the primary analytical laboratory for drill core. ALS is an international analytical service and is corporately accredited to ISO 9001:2000. The preparation laboratory used was located in Belo Horizonte and the analytical laboratory in Vancouver, British Columbia. For each sample consignment, the following forms were completed prior to shipping:

ALS - (CORE)

•	Sample submittal form.
•	Monitoring letter issued by MMA.

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•	List of samples in shipment.
•	Request form for samples preparation and chemical analysis.

At the ALS, prep lab samples were crushed to 70% -2 mm, and a split of 250 g taken. The split was then pulverized to better than 85%, passing 75 microns (<200#). Au was analyzed by fire assay and AAS using a 50 g nominal sample weight. ICP was also carried out for 35 elements including Ag, As and S.

Analytical results were initially received as digital files, and the results transferred to the project database and individual core logs. The standard and blank results were then examined as part of the quality control checks. The corresponding laboratory was notified by e-mail of any failures and requested to reanalyze sample as well as the four samples proceeding and following in the sample sequence. If discrepancies were not resolved, then the pulp was returned and sent to the secondary laboratory for analysis.

The laboratories also sent signed hardcopies of the analytical certificate by mail.

13.3 Quality Control

A total of 216 purchased reference standards were inserted into the sample stream during the 2008 drill program starting with hole FDSEX1-004. The initial set of standards was purchased from Geostats Pty Ltd. of Western Australia. When these were exhausted, a second set was purchased from Ore Research & Exploration Pty Ltd. of Victoria, Australia. These standards were also depleted before the end of the program. An attempt was made to substitute copper standards for the last 10 holes but the pulp size was inadequate for fire assays and these standards were not certified for gold.

Standard performance was acceptable with only two instances of failure beyond the three standard deviation thresholds. A minor positive bias is apparent in high standards 10Pb and 18Pb but is not considered significant.

A total of 371 blank pulps were inserted into the sample stream during the 2008 drill program. Six of these failed the 0.025 g/t Au threshold as shown in Figure 14.5, Blank Performance. One of these is deemed significant assaying 3.08 g/t and coming in sequence close to a very high grade sample (71.9 g/t). This likely indicates contamination in the preparation laboratory and is being investigated.

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No duplicate samples were sent for cross checks and none were checked at a different lab to check for analytical bias. Quality control is discussed further in Section 14 Data Verification.

13.4	Density Measurements

A total of 180 pulp samples from the recent X1 drill program were analyzed by a gravimetric method using a pycnometer at ALS in Belo Horizonte. A prepared sample (3.0 g) was weighed into an empty pycnometer. The pycnometer was filled with a solvent (either methanol or acetone) and then weighed. From the weight of the sample and the weight of the solvent displaced by the sample, the specific gravity was calculated according to the equation below.

Specific Gravity = weight of sample (g) x specific gravity of solvent/weight of solvent displaced (g)

Conversion of Specific Gravity to Density

Density = specific gravity x density of water (at temperature 25° C)

13.5	Adequacy of Procedures

It is the author’s opinion that the sampling preparation, security and analytical procedures implemented by MMA and the laboratories are adequate to support a mineral resource estimate.

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Section 14 Data Verification

14.1	Standards

A total of 216 purchased reference standards were inserted into the sample stream during the 2008 drill program starting with hole FDSEX1- 004. The initial set of standards was purchased from Geostats Pty Ltd. of Western Australia. When these were exhausted, a second set was purchased from Ore Research & Exploration Pty Ltd. of Victoria, Australia. These standards were also depleted before the end of the program. An attempt was made to substitute copper standards for the last 10 holes but the pulp size was inadequate for fire assays and these standards were not certified for gold.

Data for the purchased reference standards are shown in Table 14.1, Standard Assay Statistics.

Table 14.1
Standards Assay Statistics

Standard	Element	Accepted Value	+2Std	-2Std	+3Std	-3Std	Source
G905-5	Au_FA50_ppm	0.52	0.46	0.58	0.43	0.61	Oxide material
G901-11	Au_FA50_ppm	1.34	1.22	1.46	1.16	1.52	Siliceous oxide gold ore
G997-9	Au_FA50_ppm	5.16	4.52	5.8	4.2	6.12	Fresh basaltic/quartz ore
2Pa	Au_FA50_ppb	854	774	934	734	974	Shear zone ser-chl-qz / rare sulphide content
15Pa	Au_FA50_ppm	1.02	0.96	1.07	0.94	1.09	qz-ser-car schist mixed with barren basalt/ py + asp
18Pb	Au_FA50_ppm	3.63	3.49	3.77	3.42	3.84	Same as 15Pa
10Pb	Au_FA50_ppm	7.15	6.77	7.53	6.57	7.72	Same as 15Pa

Standard performance was acceptable with only two instances of failure beyond the three standard deviation thresholds. A minor positive bias is apparent in high standards 10Pb and 18Pb but is not considered significant. Sample sequence charts for the second set of standards are shown in Figure 14.1 to Figure 14.4.

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Figure 14.1

Sample Sequence Chart - Standard 2Pa

Figure 14.2

Sample Sequence Chart - Standard 15Pa

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Figure 14.3

Sample Sequence Chart - Standard 10Pb

Figure 14.4

Sample Sequence Chart - Standard 18Pb

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14.2	Blanks

A total of 371 blank pulps were inserted into the sample stream during the 2008 drill program. Six of these failed the 0.025 g/t Au threshold as shown in Figure 14.5, Blank Performance. One of these is deemed significant assaying 3.08 g/t and coming in sequence close to a very high grade sample (71.9 g/t). This likely indicates contamination in the preparation laboratory and is being investigated.

Figure 14.5

Blank Performance

14.3	Check Assays

No secondary laboratory checks were carried out on pulps, coarse rejects or duplicate core. It is recommended that 5% of pulps from samples within the mineralized zones be checked at another laboratory. Periodic duplicate core re-checks are also recommended to test for inherent sample variability.

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14.4	Site Inspection

A site inspection was performed by R. Simpson on March 18, 2009. The inspections included examination of drill sites, drill core and surface outcrops as well as a review of sample preparation and QA/QC procedures. The author has also reviewed the geological information and reports from previous programs and other relevant data available in the company offices. Assay certificates have been examined and compared to the database. The author did not personally collect samples from the site.

The author is of the opinion that the programs and the data have been conducted and gathered in a professional and ethical manner and conform to standards acceptable within the industry.

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Section 15 Adjacent Properties

The adjacent properties do not have any active mines or known mineral resources.

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Section 16 Mineral Processing and Metallurgical Testing

Nomos in Rio de Janeiro completed a significant amount of metallurgical testwork for the X1 Deposit at the Project in a series of three testing programs. Initial work was completed in 2008, and two series of tests were completed in 2009. Details of the work that has been done can be found in “Preliminary Metallurgical Testwork on Guarantã Gold Project Mato Grosso State, Brazil (5 December 2008)”. Results from the 2009 testwork were also reviewed for this report.

16.1	2008 Metallurgical Test Program

For the 2008 testing program, 14 exploration reject samples from the X1 Deposit were composited to conduct the tests. These were the rejects from samples that were analyzed by ALS. The head grade was determined by fire assay with an atomic absorption finish on the dissolved fire assay beads, and 500-g bottle roll tests were conducted on the individual samples, which had been pulverized to approximately 80% passing 200 mesh (74 microns). The samples were leached using sodium cyanide solution at a concentration of 1% sodium cyanide and a slurry density of 33% solids by weight, 1,000 mm of solution.

The samples were divided into a sample representing the high-grade zone in the western portion of the X1 Deposit and the low-grade zone in the eastern portion of the X1 Deposit. Table 16.1, Results of 2008 Bottle Roll Test, summarizes the results of the 2008 testing program. The initial testing demonstrated that the samples were amenable to cyanide leaching, although long leach times were needed.

Table 16.1

Results of 2008 Bottle Roll Test

Type	Number	Au g/t	Cu ppm	Pb ppm	Zn ppm	Ag ppm	24-hour Au Extraction %	48-hour Au Extraction %
High-grade	8	2.60	278	7	19	2	68%	98%
Low-grade	6	1.14	2060.0	339	1,097	18	80%	100%

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16.2	2009 Metallurgical Test Program

Metallurgical testing in 2009 consisted of bottle roll tests, size fraction analysis, gravity recovery of gold and heavy media separation.

16.2.1	Phase Two Testing

In 2009 the additional testwork for the X1 Deposit was performed. Again, this testwork was completed on rejects from the exploration samples that were analyzed by ALS. Samples from the X1 Deposit were composited into four samples: high-grade and low-grade samples from the east portion of the deposit and the west portion of the deposit. The head grades for the samples are shown in Table 16.2, Head Grades for 2009 Composite Samples. The samples from the X1 Deposit show elevated concentrations of copper.

Table 16.2

Head Grades for 2009 Composite Samples

Type	Au g/t	Cu ppm	Pb ppm	Ag ppm	Zn ppm	Bi ppm
West X1 01	1.12	272	30	1.7	34	16
West X1 02	4.52	1110	318	8.0	800	24
East X1 03	0.87	580	43	10.5	46	19
East X1 04	2.62	830	23	11.0	15	41

Bottle Roll Tests

Bottle roll tests were conducted on the samples using the same procedure that was used for the 2008 test program. Table 16.3, Results of 2009 Phase 2 Bottle Roll Test, summarizes the results from the bottle roll tests that were completed during testing that was conducted in 2009. Relatively high extractions of the gold were achieved, although the high-grade sample from the west portion of the X1 Deposit took 44 hours to achieve a gold extraction of about 95%.

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Table 16.3

Results of 2009 Phase 2 Bottle Roll Test

Composite	Number	Head Grade Au g/t	Calculated Head Grade Au g/t	Au Extraction %	Peak Extraction hours
X1 West Low-Grade Sample 01	40	1.12	1.37	95.7%	14
X1 West High-Grade Sample 02	30	4.52	4.59	95.3%	44
X1 East Low-Grade Sample 03	32	0.87	1.05	96.2%	26
X1 East High-Grade Sample 04	12	2.62	2.59	97.0%	20

Size Fraction Analysis

Each of the four composite samples was screened into eight size fractions, and each size fraction was assayed. The results are provided in Table 16.4, Results of 2009 Size Distribution Analyses. The two low-grade samples (01 and 03) contained about 30% of the gold in the minus 200 mesh fraction. The high-grade samples (02 and 04) contained about 20% of the gold in the minus 200 mesh size fraction.

Table 16.4

Results of 2009 Size Distribution Analyses

Composite	Head Grade Au g/t	Calculated Head Grade Au g/t	% weight (-200 mesh)	% Au (-200 mesh)
X1 West Low-Grade Sample 01	1.12	0.81	14.6%	30.4%
X1 West High-Grade Sample 02	4.52	3.56	12.9%	19.0%
X1 East Low-Grade Sample 03	0.87	1.01	20.6%	28.7%
X1 East High-Grade Sample 04	2.62	2.54	21.3%	20.3%

Gravity Recovery of Gold

Gravity gold recovery tests were also conducted on each of the composite samples. A summary of the results are shown in Table 16.5, 2009 Gravity Concentration Test. Forty-seven percent to 87% of the gold was recovered in a mass that was less than 30% of the initial sample.

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Table 16.5

2009 Gravity Concentration Test

Sample	Head Grade Au g/t	Calc Head Au g/t	Concentrate 1 Recovery		Concentrate 2 Recovery		Conc 1 + 2 Recovery
			Gold %	Weight %	Gold %	Weight %	Gold %	Weight %
West X1 01	1.12	1.08	63.54	18.78	3.84	10.33	67.38	29.12
West X1 02	4.52	4.91	78.40	20.71	6.96	3.80	85.36	24.50
East X1 03	0.87	0.88	44.75	20.61	2.75	5.93	47.50	26.54
East X1 04	2.62	2.73	85.19	17.62	1.97	7.08	87.17	24.70
Average			67.97	19.43	3.88	6.79	71.85	26.22

Heavy Media Separation

A series of heavy media separation tests were also conducted on the composite samples. A summary of the results are shown in Table 16.6, Heavy Media Separation Tests. The heavy media separation tests showed good results recovering the gold from the X1 composite samples.

Table 16.6

Heavy Media Separation Tests

Sample	Head Grade Au g/t	Calc Head Au g/t	Heavy Fraction Au %
West X1 01	1.12	0.96	77.40%
West X1 02	4.52	4.22	78.25%
East X1 03	0.87	0.99	48.93%
East X1 04	2.62	2.33	58.48%
Average	2.28		65.76%

16.2.2	Confirmatory Testing

To confirm the results achieved using the reject samples, which contained large quantities of fine particles, core samples were used to prepare a composite sample for the X1 Deposit. One- quarter of the remaining half core from the exploration samples was used to produce the composite sample that was used for the confirmatory testing.

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Cyanide Leaching

For the final phase of testing that has been completed to date, bottle roll tests and agitated leaching tests were used to confirm the amenability of the samples to cyanide leaching. For the agitated leaching tests, 2-kg samples were used. The bottle roll tests used the same procedure that had been used in previous tests, 500 g samples, 1% sodium cyanide solution and 33% solids by weight. Table 16.7, Cyanide Leaching Results for the 2009 Confirmatory Tests, shows the test results for the confirmatory bottle roll and agitated leach tests. Again, the cyanide leaching tests all showed high extraction of gold in a reasonable amount of time.

Table 16.7

Cyanide Leaching Results for the 2009 Confirmatory Tests

	Assay Head Grade Au g/t	Calculated Head Grade Au g/t	Extraction %	Peak Extraction hours
Bottle Roll Tests Agitated Leaching Tests	2.44 2.44	1.87 2.49	99.5% 99.7%	26 19

Flotation

A series of 22 flotation tests were conducted using the X1 Deposit composite sample under varied test conditions. The gold recovery ranged between 88% and 98% with an average gold recovery of 95.4%. Only three of the tests resulted in gold recoveries less than 95%. The average gold recovery in the flotation tests increases to 96.5% if the results of the three tests are excluded. It is reasonable to assume that this is possible if the conditions for flotation are optimized in future testwork. Table 16.8, Flotation Test Results, summarizes the flotation test results.

Table 16.8

Flotation Test Results

	Number of Tests	Calculated Head Grade Au g/t	Average Recovery	Minimum Recovery	Maximum Recovery
X1	22	1.99	95.4%	87.8%	98.1%

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Work Index

The work index was determined for one sample from the X1 Deposit using the Brazilian work index procedure (NBR 11376/1990). The work index is estimated to be 19.8 kilowatt-hours per tonne.

16.3	Conclusions

The X1 Deposit samples showed excellent metallurgical response to each of the processes that were tested. With cyanide leach extractions averaging over 95%, gravity gold recoveries ranging between 47% and 87%, and flotation recoveries around 95% to 96%, a number of processing options are available for the X1 Deposit. A summary comparing all of the metallurgical test results is provided in Table 16.9, Summary of Results. The final optimization of a process flow sheet will be somewhat dependent on the environmental characteristics of the deposits. The presence of high concentrations of sulfide minerals and base metals plus few carbonates to neutralize the sulfide minerals indicates a possibility that the material will be acid generating. If this proves to be the case, a flotation concentrator, with or without cyanide leaching of the flotation concentrate and/or flotation tailings, may prove to be the optimum selection.

The calculated head grades for the metallurgical tests sometimes showed significant variations from the assayed head grade, which is a good indication of analytical difficulties due to the nugget effect. The results are shown in Table 16.10, Comparison of Assayed Head Grades and Calculated Head Grades.

Since the gold extraction and gold recovery were over 100% of the assayed head grade in some cases, the conclusion is that the test results were not as accurate as possible. Additional scrutiny should be applied to future metallurgical test programs in order to avoid this situation.

The samples that were tested for the metallurgical testing that has been completed to date were all ground or pulverized to very fine particle sizes. No attempt was made to optimize the grind size. The leaching tests were also conducted in high concentrations of sodium cyanide solution. The gold extraction and recovery results achieved to date may be higher than expected in a processing plant. Nonetheless, the results indicate that the gold can be readily recovered from the samples that were tested using several different recovery processes.

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Table 16.9
Summary of Results

Tests / Samples	Au Recovery or Extraction
2008 Bottle Roll Test Results
High-grade	97.6%
Low-grade	100.0%
2009 Bottle Roll Tests
X1 West Low-Grade Sample 01	95.7%
X1 West High-Grade Sample 02	95.3%
X1 East Low-Grade Sample 03	96.2%
X1 East High-Grade Sample 04	97.0%
2009 Gravity Concentration Tests
X1 West Low-Grade Sample 01	67.4%
X1 West High-Grade Sample 02	85.4%
X1 East Low-Grade Sample 03	47.5%
X1 East High-Grade Sample 04	87.2%
2009 Heavy Media Separation Tests
X1 West Low-Grade Sample 01	77.4%
X1 West High-Grade Sample 02	78.3%
X1 East Low-Grade Sample 03	48.9%
X1 East High-Grade Sample 04	58.5%
2009 Confirmatory Leach Tests
Bottle Roll Tests	99.5%
Agitated Leaching Tests	99.7%
2009 Flotation Tests
Minimum	87.8%
Average	95.4%
Average (excluding 3 low tests)	96.5%
Maximum	98.1%

Table 16.10

Comparison of Assayed Head Grades and Calculated Head Grades

Sample	Assayed Head Grade Au g/t	Calculated Head Grades
		Bottle Roll Tests Au g/t	Size Distribution Assays Au g/t	Gravity Concentration Au g/t	Heavy Media Separation Au g/t	Agitated Leach Test Au g/t	Average Au g/t	Minimum Au g/t	Maximum Au g/t
West X1 01	1.12	1.37	0.81	1.08	0.96		1.05	0.81	1.37
West X1 02	4.52	4.59	3.56	4.91	4.22		4.32	3.56	4.91
East X1 03	0.87	1.05	1.01	0.88	0.99		0.98	0.88	1.05
East X1 04	2.62	2.59	2.54	2.73	2.33		2.55	2.33	2.73
X1 Composite	2.44	1.87				2.49	2.18	1.87	2.49

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Section 17 Mineral Resource and Mineral Reserve Estimates

Geological and grade models were developed for the X1 Deposit to use in mineral resource estimation. Total Measured and Indicated resources for the X1 Deposit are estimated at 8.0 Mt at a grade of 1. 35 g/t Au and 4.6 g/t Ag based on an Au equivalent cutoff grade of 0.5 g/t. There is an Inferred resource of 471,100 t at a grade of 1.43 g/t Au and 4.5 g/t Ag. Resources have not been estimated for the other deposits due to the lack of drilling. Since the Project is still in the exploration phase, reserve estimates have not been developed.

17.1	Exploratory Data Analysis

A total of 81 core holes were completed on the X1 Deposit between 2003 and the end of 2008. Program details are listed in Table 17.1, X1 Drill Programs.

Table 17.1

X1 Drill Programs

Company	Year	Hole	Meters	Samples	Series
Vale	2003	18	3,190.05	3,139	FD-29 to 46
MMA	2007	2	493.42	495	SEX1-01, 03
MMA	2008	61	13,621.02	7,660	SEX1-02 to 33
Total		81	17,304.49	11,294

Basic statistics of sample data within the zone constraints are shown in Table 17.2, Assay Statistics. There is no significant correlation between Au and Ag values (correlation coefficient = 0.2). Frequency distribution is illustrated in Figure 17.1, Frequency Distribution - Sample Data in Zone. Gold exhibits a near log-normal distribution with no apparent bimodality. A large number of detection limit values in Ag appear as a large spike in the chart.

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Table 17.2
Assay Statistics

	Au	Ag
Count	1,847	1,504
Minimum	0	0
Maximum	100.100	100.1
Mean	1.478	4.0
Wt. Average	1.371	4.0
Median	0.590	1.5
Variance	20.626	47.1
Std Dev	4.542	6.9
COV	3.073	1.7

Figure 17.1

Frequency Distribution – Sample Data in Zone

Before compositing, grade distribution in the raw sample data was examined to determine if grade capping or special treatment of high outliers was warranted. Log probability plots were examined for outlier populations, and decile analyses were performed for Au within the zone domains. As a general rule, the cutting of high grades is warranted if:

•	the last decile (upper 10% of samples) contains more than 40% of the metal; or
•	the last decile contains more than 2.3 times the metal of the previous decile; or
•	the last centile (upper 1%) contains more than 10% of the metal; or
•	the last centile contains more than 1.75 times the next highest centile.

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Most of these criteria were met for both Au and Ag, so capping was deemed necessary for both elements. Results of the decile analysis and log probability plots are illustrated in Figure 17.2, Decile Analysis and Probability Plot for Au, and Figure 17.3, Decile Analysis and Probability Plot for Ag.

A two-level capping strategy was employed for Au with the first level set at 17.5 g/t equivalent to the 99th percentile. A second level cap used for a restricted search was set at 35 g/t defined by a break in slope in the log probability plot. Silver values were all capped at 30 g/t equivalent to the 99th percentile.

Figure 17.2

Decile Analysis and Probability Plot for Au

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Figure 17.3

Decile Analysis and Probability Plot for Ag

17.2	Deposit Modeling

A wireframe model of the hydrothermalite zone was created based on a cross-sectional interpretation. A 0.3 g/t Au isosurface was then generated within this zone with Leapfrog3d© software using a log transformation of the raw sample data as shown in Figure 17.4, Wireframe Models. The isosurface or grade shell was used to constrain grade estimation. Lithology was assigned to blocks using a nearest neighbor interpolation.

DTM surfaces were interpreted for surface topography, base of the oxide zone and base of the mixed oxide/sulphide horizon. Blocks were assigned a material type of oxide, mixed or sulphide based on their position relative to these surfaces.

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0.3 g/t Isosurface
Elev (Z)
+350
+300
+250
+200
+150
+100
+50
+0
-50
-100
+8886600
+8886500
+8886400
Hydrothermalite Zone
+727950
+728000
+728100
+728150
+728200
+728250
+728300
East (X)
Plunge +24, Azimuth 000

Figure 17.4

Wireframe Models

17.3	Compositing

Downhole composites were generated at 2 m intervals within the zone constraints. Statistics of raw and capped composites are shown in Table 17.3, Composite Statistics.

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Table 17.3

Composite Statistics

Variable Cap Grade	Au			Ag
	None	35 g/t	17.5 g/t	None	30 g/t
Count	1,401	1,401	1,401	1,229	1,229
Minimum	0.100	0.010	0.010	0.30	0.30
Maximum	61.800	35.000	17.500	100.10	30.00
Mean	1.301	1.260	1.184	4.01	3.80
Median	0.620	0.620	0.620	1.70	1.70
Variance	8.837	5.841	3.584	45.87	26.05
Std Dev	2.973	2.417	1.893	6.77	5.10
COV	2.285	1.919	1.599	1.69	1.34

17.4	Variogram Analysis

Semi-variograms were generated using the 2 m composite data. No anisotropy was apparent, and nested spherical models were interpreted based on omni-directional variograms as shown in Table 17.4, below, Figure 17.5, Variogram Model for Au, and Figure 17.6, Variogram Model for Ag.

Table 17.4

Variogram Model Parameters

Item	co	c1	a1	c2	a2
Au Ag	1.165 4.01	1.518 7.966	8.650 13	1.276 13.61	47 58

17.5	Density Model

Specific gravity (SG) values were assigned by lithology largely based on results from 180 measurements as described in Section 13.3, SG Assignment by Rock Code. Overburden and saprolite were given assumed SG values of 1.9 and 2.27, respectively. A list of the SG assignments is shown in Table 17.5, SG Assignment by Rock Code.

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Figure 17.5

Variogram Model for Au

Figure 17.6

Variogram Model for Ag

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Table 17.5

SG Assignment by Rock Code

Category	Code	SG
Overburden	0	1.900
Saprolite	1/2	2.270
Weathered Rock	3	2.731
Hydrothermalite - Homogeneous	4	2.753
Hydrothermalite - Pele de Once	5	2.711
Hydrothermalite - Structural	6	2.828
Altered Granite	8	2.700
Unaltered Granite	7/9	2.679
Rhyolite/Aplite	10	2.655
Basic Intrusive	11	2.800
Quartz Vein	12	2.600
Hydrothermal Breccia	13	2.679

17.6	Grade Model

Block grades were estimated for Au and Ag in three passes using ordinary kriging. The parameters used for each pass are shown in Table 17.6, Block Model Search Parameters. Block grade distribution for Au and Ag for cross section 8886600E is illustrated in Figure 17.7, Block Grade Estimation - Au - Section 8886600E, and Figure 17.8, Block Grade Estimation - Ag - Section 8886600E, respectively.

Table 17.6

Block Model Search Parameters

Item/Zone	Kriging Pass	Max Search Dist (m)	Min # Composites	Max # Composites	Capping
	1	15.7	3	20	35
Au	2	47	3	20	17.5
	3	150	3	20	17.5
	1	15.7	3	20	30
Ag	2	47	3	20	30
	3	150	3	20	30

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Figure 17.7

Block Grade Estimation - Au - Section 8886600E

Figure 17.8

Block Grade Estimation - Ag - Section 8886600E

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17.7	Mineral Resource Classification

Resource classifications used in this study conform to the CIM Definition Standards incorporated by reference into National Instrument 43-101:

A mineral Resource is a concentration or occurrence of natural, solid, inorganic or fossilized organic material in or on the Earth’s crust in such form and quantity and of such a grade or quality that it has reasonable prospects for economic extraction. The location, quantity, grade, geological characteristics and continuity of a Mineral Resource are known, estimated or interpreted from specific geological evidence and knowledge.

Measured Mineral Resource

A ‘Measured Mineral Resource’ is that part of a Mineral Resource for which quantity, grade or quality, densities, shape, physical characteristics are so well established that they can be estimated with confidence sufficient to allow the appropriate application of technical and economic parameters, to support production planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough to confirm both geological and grade continuity.

Indicated Mineral Resource

An ‘Indicated Mineral Resource’ is that part of a Mineral Resource for which quantity, grade or quality, densities, shape and physical characteristics, can be estimated with a level of confidence sufficient to allow the appropriate application of technical and economic parameters, to support mine planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough for geological and grade continuity to be reasonably assumed.

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Inferred Mineral Resource

An ‘Inferred Mineral Resource’ is that part of a Mineral Resource for which quantity and grade or quality can be estimated on the basis of geological evidence and limited sampling and reasonably assumed, but not verified, geological and grade continuity. The estimate is based on limited information and sampling gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes.

Blocks estimated in the third pass using the smallest search ellipsoid were initially assigned to the Measured category if at least six composites were used with the closest being within 16 m of the block centroid, and samples from at least two drill holes. Blocks not classified as Measured were initially assigned to Indicated category if they were estimated in the second or third pass, and had more than four composites with the nearest being within 35 m of the block centroid. All other estimated blocks were assigned to the Inferred category.

After visual examination of these preliminary classifications, “Indicated” blocks located in a deeper zone to the east were subsequently reclassified as Inferred as they were highly dependent on a single drill hole. Figure 17.9, Model Classification Section 727925N, illustrates the block classification.

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Figure 17.9

Model Classification Section 727925N

17.8	Model Validation

Model verification was initially carried out by visual comparison of blocks and sample grades in plan and section views. The estimated block grades showed reasonable correlation with adjacent composite grades.

A comparison of global mean grades between samples, composites, Kriged and nearest neighbour estimates shows close agreement as shown in Table 17.7, Global Mean Grade Comparison.

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Table 17.7

Global Mean Grade Comparison

	Au	Ag
Samples	1.371	4.00
Composites	1.300	4.00
Capped Composites	1.260	3.90
Kriged Grade	1.264	3.30
NN Grade	1.275	3.90

17.9	Pit Optimization

In accordance with CIM best practice of reporting resources, which have a reasonable expectation of economic extraction, the classified resources of this model were constrained by a Lerchs-Grossman optimized pit designed by Geosim. Optimization parameters are summarized in Table 17.8, below. The resulting pit is shown in Figure 17.10 Perspective View of Optimized Pit.

Table 17.8

Pit Optimization Assumptions

Parameter	Cost $US
Mining Cost per Tonne	$1.50
Process Cost	$7.50
G&A	$1.50
Au Price $/oz	$800.00
Refining Cost $/oz	$4.50
Recovery	90%
Maximum Pit Slope	45

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Figure 17.10
Perspective View of Optimized Pit

17.10	Mineral Resource Summary

Measured and Indicated resources for the X1 Deposit within an optimized Lerchs-Grossman pit shell total nearly 8.0 Mt grading, 1.35 g/t Au and 4.6 g/t Ag (364,000 oz Au equivalent). An additional 471,100 tonnes averaging 1.43 g/t Au and 4.5 g/t Ag are classified as Inferred. Within the Lerchs-Grossman pit shell the strip ratio is less than 2.1:1 (waste tonnes : ore tonnes).

Table 17.9, X1 Deposit Mineral Resources Estimate, presents the open-pit resource estimate for the X1 Deposit using a cutoff grade of 0.5 g/t Au equivalent. The formula used for calculating Au equivalent was Au+Ag/71. The mineral resource within the pit constraints using a range of cut-off grades is shown in Table 17.10 Block Statistics by Cutoff Grade.

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Table 17.9

X1 Deposit Mineral Resource Estimate

Zone	Measured
	000s tonnes	Au g/t	Ag g/t	Au Eq g/t	oz Au	oz Ag
Oxide	27.7	0.86	1.4	0.88	800	1,300
Mixed	63.6	1.00	2.1	1.03	2,000	4,400
Sulphide	652.3	1.55	4.7	1.62	32,500	99,000
Total	743.6	1.48	4.4	1.54	35,300	104,700
Zone	Indicated
	000s tonnes	Au g/t	Ag g/t	Au Eq g/t	oz Au	oz Ag
Oxide	150.3	0.87	1.9	0.90	4,200	9,000
Mixed	445.7	1.05	2.4	1.08	15,000	33,800
Sulphide	6,638.4	1.37	4.8	1.44	292,800	1,033,000
Total	7,234.4	1.34	4.6	1.41	312,000	1,075,800
Zone	Measured + Indicated
	000s tonnes	Au g/t	Ag g/t	Au Eq g/t	oz Au	oz Ag
Oxide	178.0	0.87	1.8	0.89	5,000	10,300
Mixed	509.3	1.04	2.3	1.08	17,100	38,200
Sulphide	7,290.7	1.39	4.8	1.46	325,300	1,132,000
Total	7,978.0	1.35	4.6	1.42	347,400	1,180,500
Zone	Inferred
	000s tonnes	Au g/t	Ag g/t	Au Eq g/t	oz Au	oz Ag
Oxide	7.8	0.8	2.4	0.84	200	600
Mixed	22.4	0.95	2.6	0.98	700	1,900
Sulphide	440.9	1.47	4.6	1.53	20,800	65,100
Total	471.1	1.43	4.5	1.49	21,700	67,600

Table 17.10

Block Statistics by Cutoff Grade

Cutoff g/t AuEq	Measured + Indicated
	000s tonnes	Au g/t	Ag g/t	Au Eq g/t	oz Au	oz Ag
0.3	8,182.0	1.33	4.6	1.40	350,300	1,199,900
0.4	8,170.6	1.33	4.6	1.40	350,200	1,198,900
0.5	7,977.9	1.35	4.6	1.42	347,400	1,180,500
0.6	7,297.2	1.43	4.7	1.50	336,500	1,098,500
0.7	6,376.9	1.56	4.8	1.62	318,900	983,700
Cutoff g/t AuEq	Inferred
	000s tonnes	Au g/t	Ag g/t	Au Eq g/t	oz Au	oz Ag
0.3	524.0	1.32	4.4	1.39	22,300	74,400
0.4	515.6	1.34	4.4	1.40	22,200	73,300
0.5	471.1	1.43	4.5	1.49	21,700	67,500
0.6	404.6	1.58	4.5	1.65	20,600	58,100
0.7	359.1	1.71	4.6	1.77	19,700	52,500

Mineral resources were estimated by Jorge Abujamra Neto of MMA. The resource estimate has been reviewed and audited by Geosim. It is Geosim’s opinion that the preliminary resource estimate has been compiled in accordance with NI 43-101 standards and definitions for resource estimates and that Rio Novo may use it as a basis for further exploration and economic assessment of the Project.

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There are no known impairments to this resource from environmental, permitting, legal or title issues. The resource has not been affected by previous mining and there are no known issues with metallurgy or infrastructure.

17.11	Future Potential

Guarantã Deposit

The Guarantã Deposit is located 3 km north of Guarantã do Norte City and lies along a contact between the Beneficente Group meta-sediments and granites of the Matupá or Tele Pires units. The contact zone has been intruded by meta-andesites of the Colider Group, forming steeply dipping breccia zones and quartz veins as shown in Figure 9.2. Most of the gold mineralization is hosted by the breccia zones which lie along the east-west trending contact. Several strike- slip faults offset the contact along strike.

Two phases of drilling have been completed at the Guarantã Deposit. Vale completed 28 core holes in 2002 totaling 2,889 m. MMA drilled an additional six holes in 2008 totaling 596.8 m. The deposit extents have not been defined, and it is open along strike and downdip.

Preliminary wireframe modeling of zones based on sectional interpretations suggests a geological potential of 3 to 4 Mt grading, 1.6 to 2.2 g/t Au and 57 g/t to 77g/tAg. Zones were based on a cutoff grade of 0.6 g/t Au equivalent (Au+Ag/71), and grades were capped at 10 g/t Au. This potential quantity and grade is conceptual in nature, and there has been insufficient exploration to define a mineral resource. It is uncertain if further exploration will result in the deposit being delineated as such.

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Serrinha Deposit

The Serrinha Deposit is located approximately 10 km northwest of the X1 Deposit and 12 km south of Guarantã do Norte. Gold-silver-copper mineralization at the Serrinha Deposit is controlled by a shear zone hosted by a mafic to ultramafic metavolcanic sequence. Host rocks have been metamorphosed to talc schist, biotite schist and chlorite schist. The strike of the sequence veers from N25°W flexing to N32°W and dips gently to the north.

Nine core holes (2,532.9 m) were completed by MMA in 2008. All were oriented 60° towards an azimuth of 40°. The deposit extents have not been defined, and it is open along strike and downdip.

Preliminary wireframe modeling of zones based on sectional interpretations suggests a geological potential of 500,000 to 650,000 tonnes, averaging 2.2 to 3.0 g/t Au, 10 to 14 g/t Ag and 0.5 to 0.7% Cu. Zones were based on a cutoff grade of 0.6 g/t Au equivalent (Au+Ag/71), and grades were capped at 10 g/t Au. This potential quantity and grade is conceptual in nature, and there has been insufficient exploration to define a mineral resource. It is uncertain if further exploration will result in the deposit being delineated as such.

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Section 18 Other Relevant Data and Information

To the knowledge of the QP, there are no other relevant data and information required to make this technical report understandable and not misleading.

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Section 19 Interpretations and Conclusions

The Guarantã Gold Project lies within the Alta Floresta Gold Province, a paleo/mezzo Proterozoic environment located in the southern of portion of the Amazon Craton. The region hosts both porphyry-related and epithermal gold deposits associated with granitic and calc- alkaline intrusions and lode gold deposits related to regional shear zones.

Within the license area, several prospects exist with potential for exploration. The principal target is the X1 Deposit where a potentially viable resource has been identified. The X1 Deposit lies in a structural window of the Matupá granitic massif and is bounded by two fault zones. Disseminated gold mineralization is restricted to areas of intense hydrothermal alteration and is associated with pyrite, sericite, chlorite and/or albite. The X1 Deposit is similar to disseminated deposits genetically related to granite magmas classified as intrusive-related gold.

The bulk of the mineralization for the X1 Deposit has been drilled on a grid of approximately 25 m, and geological knowledge of the resource is advanced. Modeling indicates a lack of anisotropy, and the ordinary Kriged model is felt to be appropriate. Improvements need to be made to the definition of the eastern sub-pit and QA/QC frequency. There are exploration targets in the immediate area that could add to the contained Au ounces.

The X1 samples showed excellent metallurgical response to each of the processes that were tested. With cyanide leach extractions averaging over 95%, gravity gold recoveries ranging between 47% and 87% and flotation recoveries around 95% to 96%, a number of processing options are available for the X1 Deposit. The final optimization of a process flow sheet will be somewhat dependent on the environmental characteristics of the deposits. The presence of high concentrations of sulfide minerals and base metals plus few carbonates to neutralize the sulfide minerals indicates a possibility that the material will be acid generating. If this proves to be the case, a flotation concentrator, with or without cyanide leaching of the flotation concentrate and/or flotation tailings, may prove to be the optimum selection.

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The calculated head grades for the metallurgical tests sometimes showed significant variations from the assayed head grade, which is a good indication of analytical difficulties due to the nugget effect.

Since the gold extraction and gold recovery were over 100% of the assayed head grade in some cases, the conclusion is that the test results were not as accurate as possible. Additional scrutiny should be applied to future metallurgical test programs in order to avoid this situation.

The samples that were tested for the metallurgical testing that has been completed to date were all ground or pulverized to very fine particle sizes. No attempt was made to optimize the grind size. Leaching tests were also conducted in high concentrations of sodium cyanide solution. Gold extraction and recovery results achieved to date may be higher than expected in a processing plant. Nonetheless, the results indicate that the gold can be readily recovered from the samples that were tested using several different recovery processes.

The primary efforts going forward should concentrate on adding ounces to the resource and improve the knowledge of the appropriate milling and recovery circuits, including the impact of the presence of base metals and potentially “preg robbing” elements. The amount of sulfide in this resource is significant, and the metallurgical and environmental consequences of this need to be better understood. Waste rock characterization and acid base accounting work should begin as soon as practicable.

It is concluded that a substantial gold resource has been identified and that further work is warranted for the continued evaluation of this project, including additional drilling, continued metallurgical studies, enhancement of the QA/QC program and geotechnical studies. The next step is to accumulate enough appropriate information to conduct a “Preliminary Economic Assessment”. As a result this project has met the objectives of defining a resource for the X1 Deposit and identifying further steps to be taken to advance the project.

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Section 20 Recommendations

Recommendations have been developed for advancing the Project to a Preliminary Economic Assessment. That assessment should contain additional recommendations to further advance the Project. If this assessment is positive, the next step to advance the Project would be a Prefeasibility Study. Estimated costs of completing the recommended tasks are listed in Table 20.1, Recommended Expenditures.

Table 20.1

Recommended Expenditures

Proposed Program	(millions)
Guarantã Project Exploration Drilling	$5.60
X1 Infill, Geotechnical & Metallurgical Drilling	$1.10
Waste Rock Characterization Studies	$0.30
Other Baseline Chemistry & Hydrological Studies	$1.20
Airborne Geophysical Surveys	$0.60
Additional Metallurgical Testing	$0.75
Preliminary Economic Assessment	$0.50
Prefeasiblity Study	$1.20
$11.25

Approximately $5.6 million have been budgeted for 2010 for exploration at the Guarantã Gold Project which is felt to be adequate to evaluate resources near the proposed operation and provide funds for additional exploration. An additional budget of $1.1 million has been proposed for 2010 to address exploration, geotechnical and resource upgrades, and improve quality control of the database for the immediate mine area. These funds are felt to be sufficient for these purposes as recommended below.

Drilling Recommendations

The greatest need for the X1 Deposit is to increase the number of ounces in the resource that will be available to improve the economics for the processing plant and overall Project. Exploration to support this Project should be focused on targets near or adjacent to the known resource that can be economically mined and transported to the X1 processing plant. A detailed examination of the Inferred resource areas should be conducted, and areas with the greatest potential to add Au ounces to the resource should be prioritized. Nearby exploration targets should also receive a high priority.

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Exploration to extend the known resource is important to the viability of this resource. Projects such as “Deposit X1 Extension,” which targets untested IP anomalies adjacent to the current resource, need to be prioritized to add resources that will help the economics of the overall Project. Drilling should be planned initially to test the resistivity highs and lows as potential targets.

Additional drilling is justified to bring resources currently in the Indicated classification to the Measured category prior to mining. This will reduce risk and improve mine planning, grade control and budgeting. Infill programs, however, will probably not add to the overall profitability of the Project because changing blocks in the model that are in the Indicated classification to Measured will not add tonnes to the resource. Additionally, it is likely that grades encountered in infill drilling will be close to the average grade of the deposit unless a high grade structural target can be defined. However, prior to start up of mining, it would be a good idea to complete some infill drilling for the reasons stated above. Bench plans and cross sections should be studied in detail to find the locations that will most efficiently upgrade the resource.

In the eastern deep portion of the resource pit shell at X1, a single high grade drill hole, SEX1- 59, creates a large cloud of mineralized blocks despite the offset holes only being weakly mineralized. Drilling should be designed to evaluate the geological controls of this mineralization. Angled core drilling across this high grade interval may clarify if this is a structurally controlled intercept.

If the structure is felt to be sufficiently wide and some indication of strike can be determined, it may be reasonable to drill additional holes to help delineate this feature. If the structural environment of this mineralization is very narrow, the mineralization projected by Kriging may be overstated. This needs to be known before stripping begins on this resource area. Approximately 600 m of drilling at a cost of $88,000 will be required.

Other exploration targets within the property holdings have continued to show promise. The Guarantã Deposit has a target strike length of more than 5 km. Continued drilling is justified to delineate the known trends and establish whether this mineralization can add to the potential resource base and feed a processing facility at the X1 deposit. Additionally, the Serrinha Deposit is a target of merit that is in the early phases of exploration and should be evaluated further. Funds to further evaluate these areas are included as part of the exploration budget.

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QA/QC Improvements

The quality control program completed thus far for the X1 and Guarantã projects do not meet current industry standards. The industry currently expects about 20% of the total analyzed samples to be as standards, blanks or duplicates, and cross checks. MMA sent a total of 607 blanks and standards with drill core for analysis. This represents 7.4% of the analyses completed for MMA’s drilling program. No cross checks were completed.

During drilling programs conducted by Vale, one in twenty samples were sent in duplicate to check laboratory reproducibility. (MRDI, 1998) Vale duplicate samples are not included in the database. About 1% of the sample stream consisted of internal standards.

Future drilling programs should include a protocol to improve the understanding of the sample quality by including standard industry checks. The existing QA/QC program can be helped by requesting the results from the commercial labs for their standard checks. Duplicates of mineralized samples should be selected from stored rejects and pulps and checked at another outside lab. Over $100,000 has been budgeted to address improvements to the QA/QC program for 2010.

Geotechnical Study

The current resource is estimated within a generic 45° pit slope in the Lerchs-Grossman pit shell. It is likely that, after an appropriate geotechnical study, the overall slopes can be steepened for several sectors of the pit which could potentially improve the economics. Prior to construction of the open-pit, a proper geotechnical study should be completed based on recommendations of a qualified geotechnical engineer. Such a study should include:

•	Geology of the expected “Ultimate Pit” projected to mine walls sectors including:
o	major structures,

o	lithologic units, and
o	weathering profiles.

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•	Oriented core drilling program. Holes are typically targeted at the bottom third of mine walls and at expected problem areas such as known faults.
•	Rock strength information. This should include point load and uni-axial compressive strength tests of all rock types that will be exposed in the mine walls. A statistically significant number of data needs to be collected. Tri-axial strength and direct shear tests may also be recommended.
•	Joint condition information. It is noted that for most of the core drilling, RQD and recovery information have been collected. This will provide a good database for the overall rock mass rating. Joint condition information needs to be included in these calculations. This should include:
o	joint roughness,
o	joint condition - weathered, unweathered, clay filled, etc., and
o	joint aperture.
•	Hydrological conditions. Pore pressure of ground water contributes significantly to the stability of mine walls.
•	Sector analysis, for sliding, wedge, toppling, circular and bedding plane failures needs to be completed.

Metallurgy

The metallurgical testwork that was conducted by Nomos in Rio de Janeiro on samples from the X1 and Guarantã deposits is extensive for this early-stage project and is thought to be sufficient to support a Preliminary Economic Assessment. However, as the Project progresses, the mine plan is more advanced, and as additional environmental information from acid-base accounting (ABA) and humidity cell testing becomes available, further optimization testing and trade-off studies are required to define the optimum processing circuit for the Project.

Samples that are representative of the various rock types and grades must be selected after a realistic cutoff grade is determined, and the pit limits and preliminary mine plan are established. At this stage, it is difficult to predict how many samples are required.

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Optimization of the cyanide leaching conditions must be determined, and the following parameters should be evaluated:

•	Grind size
•	Cyanide concentration
•	Leaching times
•	Slurry density

For the X1 Deposit, optimization of the flotation circuit will also be needed. To determine the optimum flotation conditions, the following parameters should be evaluated:

•	Grind size
•	Residence time
•	Collector and frothers including concentrations
•	pH
•	Slurry density

Other tests that should be conducted include the impact of recovering gold by gravity concentration followed by flotation and/or cyanide leaching. Once the optimum leaching conditions are established, duplicate bottle roll tests with and without the addition of activated carbon should be conducted to confirm that none of the samples have preg-robbing tendencies.

Determination of bond work indices, JK parameters and other grinding tests are needed to collect data to support the sizing of the grinding mills for the Guarantã Gold Project.

Due to the complexity of the X1 Deposit, trade-off studies to compare the various processing circuits will be needed to ascertain the most economical processing options and circuit configurations.

A comprehensive mineralogical evaluation using QEMSCAN or the Mineral Liberation Analyzer (MLA) will contribute significantly to the understanding of the geological resource and how it responds to the various processing options.

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Finally, after the process design criteria and process flow sheet for the processing plant are determined, variability testing should be conducted on a large variety of samples that are representative of the material that will be fed to the processing plant over the life of the mine. From the variability testing, reagent consumptions and grinding requirements must be determined in order to accurately estimate the operating costs for the Project.

Geophysical Surveys

Geophysics was used effectively by Vale in the exploration phase of the X1 Deposit. Electromagnetic (I.P.) and airborne magnetic surveys have been effective in establishing anomalous areas for drill testing and anomalies adjacent to the X1 Deposit are budgeted for drill testing. Magnetic anomalies associated with the Guarantã and Serrinha deposits suggest the continuation of those mineralized structures. It is recommended that the potential for geophysical surveys to aid in delineating drill targets continue to be evaluated in the Guarantã Project area.

Baseline Environmental, Chemical and Hydrological Studies

In preparation for advancing the Project beyond exploration baseline environmental, waste rock characterization and hydrological studies could be initiated. Waste rock characterization and other environmental baseline chemical information will need to be collected from any new exploration drill program. Samples for acid base accounting for waste rock characterization including humidity cells and trace element data should be selected from new drilling prior to oxidation of the fresh core.

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Section 21 Illustrations

Illustrations are incorporated into the report sections where they are referenced for ease of use. The Table of Contents lists the figures and their location in the report.

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Section 22 References

Barros, A.S.P., “Contribuição à geologia e controle das mineralizações auríferas da região de Peixoto de Azevedo - MT. São Paulo: USP, Tese de Mestrado. Esboço geológico da Reserva Garimpeira de Peixoto de Azevedo-MT, 1:50.000; Mapa Geológico e Mapa de afloramentos e áreas garimpeiras,” 1994.

P&K Nomos Análises Minerals Ltda, “Preliminary Metallurgical Testwork on Guarantã Gold Project Mato Grosso State, Brazil,” 5, December 2008. Metallurgical data provided in December 2009 and January 2010.

Scabora, J.A., “Levantamentos Geofisicos,” Internal Memo Mineracao Santa Elina, p. 19, 2008.

Silva, G.H., Leal, J.W.L., Montalvão, R.M.G. de, et al, “Geologia. In: Projeto Radambrasil, Folha SC.21 Juruena. Rio de Janeiro, MME/DNPM,” Levantamento de Recursos Naturais 20, p. 21- 116, 1980.

Silva, G. H., Leal, J.W.L., Salum, O.A.L., Dall'agnol, R. and Basei, M.A.S., “Esboço geológico de parte de Folha SC.21 Juruena. Anuis,” XXVIII Congresso Brasileiro de Geologia, Porto Alegre 4, p. 309-320, 1974.

Tassinari, C.C.G., Macambira, M.J.B., “Geochronological provinces of the Amazonian Craton,” episodes 22, p. 174-182, 1999.

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Section 23 Date and Signature Page

The effective date of this report is February 12, 2010.

Marston & Marston, Inc. (Marston), a professional geological and mining engineering services firm based in St. Louis, Missouri, United States and Geosim services Inc., a geological consulting firm based in Vancouver, British Columbia, Canada, are the authors of this report.

Qualified Persons for the report are:

•	Ronald Simpson, P.Geo. – Geosim Services Inc.
•	Susan Poos, P.E. – Marston & Marston, Inc.
•	Michael Ward, C.P.G. – Marston & Marston, Inc.
•	Kathy Altman, P.E., Ph.D, Q.P. – Samuel Engineering, Inc.

23-1

Certificate of Author

I, Ronald G. Simpson, P.Geo, residing at 1975 Stephens St., Vancouver, British Columbia, V6K 4M7, do hereby certify that:

1.	I am president of GeoSim Services Inc.

2.	This certificate applies to the Technical Report entitled “Technical Report and Audit of the Preliminary Resource Estimate on the Guarantã Gold Project Mato Grosso State - Brazil” dated 12 February, 2010.

3.	I graduated with an Honours Degree of Bachelor of Science in Geology from the University of British Columbia in 1975. I have practiced my profession continuously since 1975. My relevant experience is as follows:
•	1975-1993 Geologist employed by several mining/exploration companies including Cominco Ltd., Bethlehem Copper Corporation, E & B Explorations Ltd, Mascot Gold Mines Ltd., and Homestake Canada Inc.
•	1993-1999 Self employed geological consultant specializing in resource estimation and GIS work
•	1999 – Present: President, GeoSim Services Inc.

4.	I am a member in good standing of the Association of Professional Engineers and Geoscientists of British Columbia (Registered Professional Geoscientist, No. 19513). I am a “qualified person” for the purposes of National Instrument 43-101 (“NI 43 101”) due to my experience and current affiliation with a professional organization as defined in NI 43-101.

5.	I have visited the property on March 18, 2009.

6.	I am independent of the issuer applying all of the tests in section 1.4 of NI 43 101.

7.	I have had no prior involvement with the property that is the subject of the Technical Report.

8.	I am co-author of the Technical Report titled “Technical Report and Audit of the Preliminary Resource Estimate on the Guarantã Gold Project Mato Grosso State - Brazil, NI43-101 Technical Report”, dated 12 February 2010, relating to the Guarantã Gold project in Brazil. I am responsible for sections 4 to 15, 17 and portions of sections 1,19 and 20

9.	I have read NI 43-101 and Form 43-101F1, and the Technical Report has been prepared in compliance with this instrument and form.

10.	As of the date of this certificate, to the best of my knowledge, information and belief, the Technical Report contains all scientific and technical information that is required to be disclosed to make the technical report not misleading

11.	I consent to the filing of the Technical Report with any stock exchange and other regulatory authority and any publication by them, including electronic publication in the public company files on their websites accessible by the public, of the Technical Report.

Certificate of Author

Susan R. Poos

3900 S. Wadswortb Blvd., Suite 440

Lakewood, Colorado 80235

Phone (303) 969-8468

Fax (303) 969-9050

I, Susan R. Poos , P.E., am a professional mining engineer under the employee of Marston & Marston, lnc, 3900 S. Wadsworth Blvd, Suite 440 in the city of Lakewood, Colorado, in the USA.

l.	A registered professional engineer in the states of Colorado (No. 30975) and Texas (No. 87589) and a Registered Member of the Society of Mining, Metallurgy and Exploration (SME).

2.	I graduated from Colorado School of Mines with a B.S. in Mining Engineering in l 982 and from Purdue University with a M.Sc. in Industrial Engineering in 1987. I have practiced my profession continuously since 1988.

3.	Since 1988 I have been involved in mine design , mine management and reserve estimation in both open-pit and underground operations, involving copper, gold. coal, iodine and base metals located in the United States, Canada, Mexico, Chile, Argentina. Venezuela, Russia, Panama and Indonesia.

As a result of my education and experience, I am a “Qualified Person” as defined in National Instrument 43-101 .

5.	I am presently Vice President and Senior Mining Consultant with the international consulting firm of Marston & Marston, Inc. and have been so since October 2005.

6.	I visited the Guarantã Project on January 6, 2010. During this visit I reviewed drill core and toured the Xl and Arroz areas.

7.	I have assisted in the preparation of this report entitled “Technical Report and Audit of The Preliminary Resource Estimate on The Guarantã Gold Project” dated February 12, 2010. I was responsible for reviewing this report and am responsible for the report in general. I had no involvement with the property prior to this report.

8.	The sources of information are noted and referenced in the report. The information provided by the various parties is to lhe best of my knowledge and experience is correct.

9.	As of the date of this certificate, to the best of my knowledge, information and belief, the technical report contains all scientific and technical information that is required to be disclosed to make the technical report not misleading.

10.	I am independent of Rio Novo Gold Inc, in accordance with the application of Section 1.4 of National Instrument 43-101.

11.	I have read National Instrument 43-101 and Forms 43-101F1 which became effective December 30, 2005. This report has been prepared in compliance NI 43-101 and Form 43-101F1.

12.	This report, as well as it conclusions and recommendations, are based on the examination of available data and discussions with involved technical personnel from Rio Novo Gold lnc., Geosim Services Inc. and P&K Projetos e Consultoria Ltda.

Dated at Lakewood, Colorado, this 26th day of February 201O.

Certificate of Author

Michael B. Ward

3900 S. Wadsworth Blvd., Suite 440

Lakewood, Colorado 80235

Phone (303) 969-8468

Fax (303) 969-9050

I, Michael B. Ward, am a professional geologist under the employee of Marston & Marston, lnc, 3900 S. Wadsworth Blvd, Suite 440 in the city of Lakewood, Colorado , in the USA.

l.	I am a Certified Professional Geologist with the American Institute of Professional Geologists CPG# 11084.

2.	I graduated from SL Lawrence University with a B.S. in Geology in 1972 and from Arizona State University with a M.Sc. in Geology in 1977. I have practiced my profession continuously since 1978.

3.	I am a member in good standing of the following professional Associations:

Society of Mining Engineers

Society of Economic Geologists

American Institute of Professional Geologists

Geological Society of America

Geological Society of Nevada

4.	Since 1978 (31 years). I have worked in mineral exploration and as a mining geologist.

5.	As a result of my education and experience, I am a “Qualified Person” as defined in National Instrument 43-101.

6.	I am presently Senior Geological Consultant with the international consulting firm of Marston & Marston, lnc. and have been so since August 2008.

7.	I have assisted in the preparation of this report entitled “Technical Report and Audit of The Preliminary Resource Estimate on The Guarantã Gold Project” dated February 12, 2010.

8.	I participated in the review of the geological portions of the report and reviewed adequacy and appropriateness of the resource model and drilling information. I am responsible for writing much of report. I had no involvement with the property prior to this report. I have not visited the site .

9.	The sources of information are noted and referenced in the report. The information provided by the various parties is to the best of my knowledge and experience is correct.

10.	As of the date of this certificate, to the best of my knowledge, information and belief, the technical report contains all scientific and technical information that is required to be disclosed to make the technical report not misleading.

11.	I am independent of Rio Novo Gold lnc, in accordance with the application of Section 1.4 of National Instrument 43-101.

12.	I have read National Instrument 43-101 and Forms 43-101F1 which became effective December 30, 2005. This report has been prepared in compliance NI 43-101 and Form 43-101F1

13.	This report, as well as its conclusions and recommendations, are based on the examination of available data and discussions with involved technical personnel from GeoSim, Rio Novo Gold Inc. and P&K.

KATHLEEN ANN ALTMAN, PE, PHD, QP

Manager and Chief Process Engineer - Mining & Metals

8450 E. Crescent Parkway, Suite 200

Greenwood Village, CO 80111

Tel: 303-567-7616 Fax: 303-714-4800

E-mail: kaltman@samuelengineering.com

CERTIFICATE OF AUTHOR

I, Kathleen Ann Altman, P.E., residing in the City of Denver, Colorado, do hereby certify that as the co-author of this Technical Report and Audit of the Preliminary Resource Estimate on the Guarantã Gold Project Mato Grosso State - Brazil dated February 12, 2010. I hereby make the following statements:

1.	I am the Chief Process Engineer practicing at Samuel Engineering, Inc., 8450 E. Crescent Parkway, Suite 200, Greenwood Village, CO 80111, USA.

2.	I am a graduate of the Colorado School of Mines with a B.S. in Metallurgical Engineering in1980.

3.	I am a graduate of the University of Nevada, Reno with an M.S. in Metallurgical Engineering in 1994.

4.	I am a graduate of the University of Nevada, Reno with a Ph.D. in Metallurgical Engineering in 1999.

5.	I am registered as a Professional Engineer (P.E.) with the State of Colorado, Registration Number 37556.

6.	I am a Qualified Professional Member of the Mining and Metallurgical Society of America, Member Number 01321QP.

7.	I have practiced my profession as a Process Engineer in extractive metallurgy and mineral processing for over 29 years. I have been an active member of the Society for Mining, Metallurgy and Exploration (SME) for over 25 years.

8.	I have read the definition of "qualified person" set out in National Instrument 43-101 (NI 43-101), and do certify that, by reason of my education, affiliation with a professional association (as defined by NI 43-101) and past relevant work experience, I fulfill the requirements to be a "qualified person" for the purposes of NI 43-101.

9.	I am co-author of the Technical Report titled Technical Report and Audit of the Preliminary Resource Estimate on the Guarantã Gold Project Mato Grosso State - Brazil, NI 43-101 Technical Report, dated 15 January 201O, relating to the Guarantã Gold project in Brazil. I am responsible for section 16 and portions of sections I and 21.

10.	As of the date of this certificate, to my knowledge, information and belief, this Report contains all the scientific and technical information that is required to be disclosed to make the Report not misleading.

11.	I have no prior involvement with the property that is the subject of this Report and I hold no interests in, nor do I expect to receive any interests, direct or indirect from Rio Novo Gold lnc. or any associated or affiliated company. I am independent of the issuer, Rio Novo Gold lnc. applying the tests set out in section 1.4 of NI 43-101. I have read NI 43-101 and the Report has been prepared in compliance with NI 43-101 and form 43-101F1.

12.	I consent to the filing of this report with any stock exchange or other regulatory authority and any publication by them, including electronic publication in the public company files on their web sites accessible by the public of this report.